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                          SCHEDULE 14A INFORMATION
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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                                 ASHLAND INC.
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               (Name of Registrant as Specified In Its Charter)

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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)


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                                  Ashland Inc.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          To be held January 27, 2000

To our Shareholders:

  Ashland Inc. will hold its Annual Meeting of Shareholders on Thursday, January 27, 2000 at 10:30 a.m. Eastern Standard Time. The meeting will be held at the Metropolitan Club, 50 E. RiverCenter Boulevard, Covington, Kentucky. Ashland's shareholders will act upon the following matters at the Annual Meeting or any adjournment thereof:

  (1) Election of four directors: Paul W. Chellgren, Patrick F. Noonan, Jane
      C. Pfeiffer and Theodore M. Solso;

  (2) Ratification of Ernst & Young LLP as independent auditors for fiscal
      2000;

  (3) Approval of the Ashland Inc. Incentive Plan;

  (4) A shareholder proposal to spin-off Ashland Distribution, Ashland Specialty Chemical, APAC and Valvoline as separate companies;

  (5) A shareholder proposal recommending that the Board of Directors engage the services of a nationally recognized investment banker to explore all alternatives to enhance the value of Ashland; and

  (6) Transaction of any other business properly brought before the Annual Meeting.

  Only shareholders of record at the close of business on November 22, 1999 will be entitled to vote at the Annual Meeting or any adjournment of that meeting. If you are a participant in Ashland's Employee Savings Plan or Leveraged Employee Stock Ownership Plan, the manner in which you vote your proxy card will constitute voting instructions to the Trustee of the respective plan concerning shares held in your account.

  In order that your Ashland Common Stock may be represented at the Annual Meeting, please vote by telephone or Internet as described on the enclosed proxy card or date and sign the proxy card and return it promptly in the enclosed envelope.

                                          By Order of the Board of Directors,

                                               RICHARD P. THOMAS
                                          Vice President and Secretary

Covington, Kentucky
December 10, 1999
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                                  Ashland Inc.

                                PROXY STATEMENT

                                      for

                         ANNUAL MEETING OF SHAREHOLDERS

                    QUESTIONS AND ANSWERS ABOUT THE MEETING

Q: What am I voting on?

A: (1) Election of four directors (Paul W. Chellgren, Patrick F. Noonan, Jane
       C. Pfeiffer and Theodore M. Solso);

   (2) Ratification of Ernst & Young LLP as Ashland's independent auditors for fiscal 2000;

   (3) Approval of the Ashland Inc. Incentive Plan;

   (4) A shareholder proposal to spin-off Ashland Distribution, Ashland Specialty Chemical, APAC and Valvoline as separate companies; and

   (5) A shareholder proposal recommending that the Board of Directors engage the services of a nationally recognized investment banker to explore all alternatives to enhance the value of Ashland.

Q: Who is entitled to vote at the Annual Meeting?

A: Shareholders as of the close of business on November 22, 1999 (the "Record Date") are entitled to vote at the Annual Meeting. Each share of Ashland Common Stock is entitled to one vote. Cumulative voting applies to the election of directors.

Q: Who can attend the Annual Meeting?

A: All Ashland shareholders as of the Record Date are invited to attend the Annual Meeting, although seating is limited.

Q: How do I cumulatively vote for directors?

A: "Cumulative voting" for directors means that you can multiply the number of shares that you own by the number of directors to be elected and vote the resulting number of shares for any one or more of the nominees, distributed as you wish.

Q: How do I vote my shares?

A: Vote by telephone or Internet as described in the enclosed proxy card or sign and date your proxy card and return it in the enclosed prepaid envelope. If no voting specification is made, Paul W. Chellgren and Richard P. Thomas, as proxy holders named on the proxy card, will vote FOR the election of four director nominees, FOR the ratification of Ernst & Young LLP, FOR the approval of the Ashland Inc. Incentive Plan and AGAINST the two shareholder proposals.

  The telephone and Internet voting procedures are designed to comply with Kentucky law regarding the use of electronic signatures. Each shareholder is assigned a unique 6 digit control number that the shareholder may use as the shareholder's "signature" to appoint a proxy over the telephone or Internet. The 6 digit control number and specific instructions to be followed are set forth on the enclosed proxy card.

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Q: Can I change my vote once I vote by mail, telephone or Internet?

A: Yes. You have the right to revoke your proxy at any time before the Annual
   Meeting by (1) notifying Ashland's Secretary in writing, (2) voting in person at the Annual Meeting, (3) returning a later-dated proxy card, or (4) entering a later-dated telephone or Internet vote.

Q: Who counts the vote?

A: Representatives of Harris Trust and Savings Bank will tabulate the votes and will act as the inspector of election.

Q: Is my vote confidential?

A: Yes. Voting tabulations are confidential. Only Harris Trust and Savings Bank has access to shareholder votes.

Q: What shares are included in the proxy card?

A: Your proxy card represents all shares of Ashland Common Stock that you own as record owner and any shares you hold in Ashland's Dividend Reinvestment Plan (the "DRIP"), Leveraged Employee Stock Ownership Plan (the "LESOP") and Employee Savings Plan. If your shares are held through a bank or brokerage firm, you will receive either a voting form or a proxy card from the bank or brokerage firm to vote your shares.

Q: How will the Trustees of Ashland's Employee Savings Plan and LESOP vote?

A: Each participant in Ashland's Employee Savings Plan or LESOP will instruct the Trustees how to vote the shares of Ashland Common Stock credited to the participant's account in each plan. This instruction also applies to a proportionate number of those shares of Ashland Common Stock allocated to participants' accounts but for which a proxy card is not timely received by the Trustees. These shares are referred to as Non-Directed shares. Each participant who gives the Trustees such an instruction acts as a named fiduciary for the plans under the Employee Retirement Income Security Act of 1974, as amended.

Q: Can a plan participant vote the Non-Directed shares differently from shares credited to his or her account?

A: Yes. Any participant in Ashland's Employee Savings Plan or LESOP who wishes to vote the Non-Directed shares differently from the shares credited to his or her account or who wishes not to vote the Non-Directed shares at all may do so by requesting a separate voting instruction card from Harris Trust and Savings Bank, 311 W. Monroe St., 14th Floor, Chicago, IL 60690, 312-461-5527,
   Attn: Edward A. Gurgul.

Q: What constitutes a quorum?

A: As of the Record Date, 71,447,293 shares of Ashland Common Stock were outstanding. A majority of the outstanding shares present in person or by proxy is required to constitute a quorum to transact business at the Annual Meeting. If you return a properly executed proxy card (or vote by telephone or Internet), you will be considered a part of that quorum. Abstentions and broker non-votes (i.e., when a broker does not have authority to vote on a specific issue) will be treated as present for purposes of determining a quorum, but as unvoted shares for purposes of determining the approval of any matter submitted to the shareholders for

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   a vote. Abstentions and broker non-votes will have no effect on the election of directors or matters decided by a plurality vote.

Q: What vote is required for passage of each of the five proposals up for consideration at the Annual Meeting?

A:(1) Election of directors-Under Ashland's By-laws, the four nominees receiving the greatest number of votes will be elected directors at the Annual Meeting.

  (2) Ratification of auditors-Submission of the appointment of Ernst & Young LLP to Ashland's shareholders is not required. However, the appointment will be deemed ratified if votes cast in its favor exceed votes cast against it.

  (3) Approval of the Ashland Inc. Incentive Plan-This plan will be approved if votes cast in its favor exceed votes cast against it.

  (4) Shareholder proposal to spin-off Ashland Distribution, Ashland Specialty Chemical, APAC and Valvoline into separate companies-This shareholder proposal will be approved if votes cast in its favor exceed votes cast against it.

  (5) Shareholder proposal recommending that the Board of Directors engage the services of a nationally recognized investment banker to explore all alternatives to enhance the value of Ashland-This shareholder proposal will be approved if votes cast in its favor exceed votes cast against it.

                     ITEMS TO BE VOTED UPON BY SHAREHOLDERS

                         Item 1: Election of Directors

  The Board of Directors is made up of 13 directors, divided into three classes. Four directors will be elected at the 2000 Annual Meeting, including three continuing members of Class II of the Board of Directors: Paul W. Chellgren, Patrick F. Noonan and Jane C. Pfeiffer. Theodore M. Solso, who joined the Board of Directors in September 1999, will also be elected to Class III of the Board of Directors. Upon election, Messrs. Chellgren and Noonan and Mrs. Pfeiffer will serve a three-year term, until the Annual Meeting in 2003. Upon election, Mr. Solso will serve a one-year term, until the Annual Meeting in 2001, along with the other members of Class III, who were elected to a three-year term at the 1998 Annual Meeting. Michael D. Rose, who decided not to stand for re-election, and Ralph E. Gomory will retire from Class II of the Board of Directors on January 27, 2000.

  The Committee on Directors has confirmed that all four nominees will be available for election as directors and recommends them for election.

  Shareholders may vote for no more than four directors at the Annual Meeting and may distribute their votes between or among nominees for director as they see fit. Pursuant to Ashland's By-laws, the four nominees receiving the greatest number of votes will be elected. If no voting specification is made on a properly returned or voted proxy, Paul W. Chellgren and Richard P. Thomas (named on the enclosed proxy card) will vote FOR the election of the four nominees. Messrs. Chellgren and Thomas will vote shares cumulatively for one or more nominees for director if, in their discretion, a situation arises that would make such a vote necessary or desirable, or if authority is withheld from one or more nominees.

  A description of each of Ashland's directors, and of the committees of the Board of Directors, can be found at pages 12 through 16 of this Proxy Statement. For a report on the Ashland Common Stock ownership of Ashland's directors and certain officers, see the "Stock Ownership" chart on page 19.


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                        Item 2: Ratification of Auditors

  The Audit Committee of the Board of Directors and the full Board of Directors have approved the appointment of Ernst & Young LLP ("E&Y") to audit Ashland's accounts for fiscal 2000. For auditing the books and records of Ashland for fiscal 1999, Ashland incurred auditing fees from E&Y of approximately $3.9 million.

  The Audit Committee and Board of Directors believe that E&Y has invaluable long-term knowledge of Ashland. While preserving that knowledge, partners and employees of E&Y engaged in audits of Ashland are periodically changed, giving Ashland access to new expertise and experience. Representatives of E&Y will attend the Annual Meeting to respond to questions from shareholders, and will be given the opportunity to make a statement.

  Although the Board of Directors is not required to submit the appointment of E&Y to a shareholder vote, the Board of Directors will reconsider that appointment if it is not ratified by the shareholders. The appointment will be deemed ratified if votes cast in its favor exceed votes cast against it. Abstentions will not be counted as votes cast either for or against the proposal.

  The Board of Directors recommends that shareholders vote FOR the ratification of E&Y as Ashland's independent auditors for fiscal 2000.

              Item 3: Approval of the Ashland Inc. Incentive Plan

  Overview. Ashland has used stock incentive plans as part of its incentive program for many years. The current Performance Unit Plan and the Incentive Compensation Plan for Key Executives, both of which were adopted in 1995, expire in January 2000. The Board of Directors has determined that a new incentive plan is needed to promote the interests of Ashland and its shareholders by offering both annual and long-term incentives to employees who will be largely responsible for the long-term, profitable growth of Ashland. In addition, the Board of Directors believes that a new plan will encourage such employees to remain with Ashland and will encourage qualified persons to seek and accept employment with Ashland.

  Therefore, on November 4, 1999, the Board of Directors approved, subject to shareholder approval, the Ashland Inc. Incentive Plan (the "Incentive Plan"). The Incentive Plan will consolidate the current Performance Unit Plan and Incentive Compensation Plan for Key Executives and all features, except stock options, of the 1997 Stock Incentive Plan. It is currently anticipated that all future annual and long-term incentive awards, except stock options, will be granted to employees pursuant to the Incentive Plan. Stock options will continue to be awarded under the 1997 Stock Incentive Plan. The Incentive Plan will continue to provide an incentive for qualified persons, who are not officers or employees of Ashland, to serve on the Board of Directors of Ashland and to continue to work for the best interests of Ashland by rewarding such persons with an automatic grant of restricted shares of Ashland Common Stock.

  Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), limits the annual federal tax deduction to $1,000,000 for compensation paid to Ashland's Chief Executive Officer and the other four most highly compensated executive officers. Certain performance-based compensation is excluded from this limitation. The Incentive Plan, through which incentive awards and performance unit awards may be granted, is designed to qualify such awards for deduction under Code Section 162(m). In order to qualify for deductibility, the tax regulations provide that, every five years, Ashland's shareholders must approve the material terms of the performance criteria specified in the Incentive Plan for performance unit and incentive awards and which the Personnel and Compensation Committee of the Board of Directors (the "Committee") may establish for awards granted to the participants.

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  The principal features of the Incentive Plan are summarized below. This summary is qualified in its entirety by reference to the full text of the Incentive Plan attached as Exhibit A to this Proxy Statement.

  Eligibility and Administration. Restricted stock, incentive awards, performance unit awards and merit awards may be granted to regular employees, including officers, of Ashland, its subsidiaries and affiliates as selected by the Committee. The Committee will administer the Incentive Plan. The Committee may amend or terminate the Incentive Plan without the approval of the Board of Directors, except that the Committee may not, without the approval of the Board of Directors and the shareholders, materially increase the benefits provided under the Incentive Plan and may not, without the approval of the Board of Directors, amend the terms of restricted stock grants to outside directors.

  Shares Subject to the Incentive Plan. The Board of Directors authorized 2,000,000 shares of Ashland Common Stock for issuance under the Incentive Plan provided; however, that of such shares only 500,000 shares in the aggregate shall be available for restricted stock and merit awards. The Incentive Plan provides for appropriate adjustments in the number of shares available in the event of certain corporate transactions, including stock dividends and splits.

  Incentive Plan Benefits Generally.

  A. Restricted Stock and Merit Awards to Employees. The Committee may grant restricted stock awards of Ashland Common Stock to participants in such amounts, and on such terms, as the Committee in its sole discretion determines, consistent with the provisions of the Incentive Plan. The Committee may also grant merit awards of Ashland Common Stock to selected participants free of restrictions in such amounts, and on such terms, as the Committee in its sole discretion determines, again consistent with the provisions of the Incentive Plan. As a condition to any award of restricted stock or merit award, the Committee may require a participant to pay an amount equal to, or in excess of, the par value of the shares of Ashland Common Stock awarded to him or her.

  Unless otherwise directed by the Committee, a participant may not sell, assign, transfer, pledge or otherwise encumber restricted stock during a "restricted period," which in the case of grants to participants shall not be less than one year from the date of grant. The Committee may reduce the restricted period with respect to any outstanding shares of restricted stock awarded to participants. Except for such restrictions, the participant as the owner of such stock shall have all the rights of a shareholder, including the right to vote such stock and to receive dividends.

  Unless otherwise directed by the Committee, if a participant's employment is terminated for any reason, he or she forfeits any restricted stock. At the end of the restricted period, the participant receives the appropriate number of shares, free and clear of all restrictions. In the case of a "change in control" of Ashland (as defined in the Incentive Plan), a participant will receive his or her restricted stock free and clear of all restrictions. Participants may be offered the opportunity to defer the receipt of vested shares of restricted stock.

  B. Restricted Stock Awards to Outside Directors. The terms of the Incentive Plan grant each person duly appointed or elected an outside director of Ashland, subsequent to the 2000 Annual Meeting, an award of 1,000 shares of restricted stock on the effective date of his or her appointment or initial election to the Board of Directors. As a condition to the award, each outside director may be required to pay Ashland an amount equal to, or in excess of, the par value of the shares of the restricted stock award. Such an award will not be made out of the Incentive Plan if the newly elected or appointed director receives an award of restricted stock under the Ashland Inc. 1997 Stock Incentive Plan.

  Upon the grant of restricted stock, an outside director as owner of such stock shall have all rights of a shareholder, including the right to vote such stock and to receive dividends. However,

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unless otherwise determined by the Committee on Directors, the outside director may not sell, assign, transfer, pledge or otherwise encumber shares of restricted stock during the restricted period. Unless otherwise determined by the Committee on Directors, the restricted period shall not lapse before the earliest to occur of (a) normal retirement at age 70, (b) death or disability,
(c) a 50% change in the beneficial ownership of Ashland, as defined in Rule 13d-3 under the Securities Exchange Act of 1934, or (d) voluntary early retirement to take a position in governmental service. Unless otherwise determined by the Committee on Directors, in the case of voluntary resignation or termination of an outside director for any other reason prior to the occurrence of any of the events described in the preceding sentence, such outside director will forfeit the restricted stock.

  C. Incentive Awards. The Committee may grant incentive awards to participants in such amounts as it determines, in its sole discretion. No later than one hundred twenty (120) days (or ninety (90) days for those participants subject to Code Section 162(m)) after the commencement of the performance period applicable to an incentive award, the Committee shall establish in writing one or more performance goals that must be reached by the participants in order to receive an incentive award for the applicable performance period. The target incentive award is a fixed percentage of the participant's base salary. The maximum incentive award is 200% of the target incentive award. No incentive award may exceed three million dollars ($3,000,000).

  Performance goals may be based on a variety of measures including earnings, stock price, return on equity, return on investment, total return to shareholders, economic profit, debt rating or achievement of business, financial or operational goals. Such performance goals may be particular to a participant or the division or other unit in which the participant works and/or may be based on the performance of Ashland generally. Performance goals and the amounts payable upon attainment of the performance goals may, except for those participants subject to Code Section 162(m), be adjusted during any performance period for any reason, including the reflection of promotions, transfers or other changes in a participant's employment so long as such changes are consistent with the performance goals established for other participants in similar positions. Goals established for participants subject to Code Section 162(m) may only be adjusted to reduce or eliminate the amount of compensation otherwise payable upon attainment of the performance goals.

  At the end of each performance period, incentive awards may be paid based upon the achievement of the applicable performance goals for the performance period. Payment of an award may be made in cash, Ashland Common Stock or a combination of both as determined by the Committee. Participants may be offered the opportunity to defer the receipt of payment of an incentive award.

  Unless otherwise determined by the Committee, a participant must be employed at the end of the performance period to receive payment of an award. However, unless otherwise determined by the Committee, if a participant's employment is terminated by death, disability or retirement, the participant or beneficiary will receive a prorated portion of the payment of his or her award based upon the portion of the performance period during which the participant was employed by Ashland, so long as the performance goals are subsequently achieved. In the event of a "change in control" of Ashland (as defined in the Incentive Plan),
(i) there shall be an acceleration of any performance period relating to any incentive award, and (ii) payment of any incentive award shall be made in cash as soon as practicable after such change in control based upon achievement of the performance goals applicable to such award up to the date of the change in control. Further, Ashland's obligation with respect to such incentive award shall be assumed, or new obligations substituted therefor, by the acquiring or surviving corporation after such change in control. In addition, prior to the date of a change in control, the Committee, in its sole judgment, may make adjustments to any incentive award as may be appropriate to reflect the change in control.

  D. Performance Unit Awards. Performance unit awards may be granted to a participant contingent upon the future performance of Ashland and/or the division or company in which the

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participant works. No later than one hundred twenty (120) days (or ninety (90)
days for those participants subject to Code Section 162(m)) after the commencement of a performance period applicable to a particular performance unit award, the Committee shall establish, in writing, the performance goals applicable to such award and the time period over which the performance shall be measured.

  Performance unit awards may be based upon a variety of performance goals including earnings, stock price, return on equity, return on investment, total return to shareholders, economic profit, debt rating or achievement of business, financial or operational goals. Such performance goals may be particular to a participant or the division or other unit in which the participant works and/or may be based on the performance of Ashland generally. Performance goals and amounts payable upon attainment of the performance goals may, except for those participants subject to Code Section 162(m), be adjusted during any performance period for any reason, including the reflection of promotions, transfers or other changes in a participant's employment so long as such changes are consistent with the performance goals established for other participants in similar positions. Goals established for participants subject to Code Section 162(m) may only be adjusted to reduce or eliminate the amount of compensation otherwise payable upon attainment of the performance goals.

  Each performance unit award will be established in dollars or shares of Ashland Common Stock or a combination of both, as determined by the Committee, and will be based on the participant's base salary on the date of the award. The original amount of any performance unit award may not exceed 400% of the participant's then annual base salary and the original amount of any performance unit award may not exceed five million dollars ($5,000,000). In determining the amount of any performance unit award made, in whole or in part, in shares of Ashland Common Stock, the value thereof shall be based on the fair market value of Ashland Common Stock on the first day of the performance period or such date as the Committee otherwise determines.

  Payment of a performance unit award may be made in cash, Ashland Common Stock or a combination of both as the Committee determines. Participants may be offered the opportunity to defer the receipt of payment of a performance unit award.

  Unless otherwise determined by the Committee, a participant must be employed at the end of the performance period to receive payment of an award. However, unless otherwise determined by the Committee, in the event that a participant's employment is terminated by death, disability or retirement, the participant or beneficiary will receive a prorated portion of the payment of his or her performance unit award based upon the portion of the performance period during which the participant was employed by Ashland, so long as the performance goals are subsequently achieved. In the event of a "change in control" of Ashland (as defined in the Incentive Plan), (i) there shall be an acceleration of any performance period relating to any performance unit award, and (ii) payment of any performance unit award shall be made in cash as soon as practicable after such change in control based upon achievement of the performance goals applicable to such award up to the date of the change in control. Further, Ashland's obligation with respect to such performance unit award shall be assumed, or new obligations substituted therefor, by the acquiring or surviving corporation after such change in control. In addition, prior to the date of a change in control, the Committee, in its sole judgment, may make adjustments to any performance unit award as may be appropriate to reflect the change in control.

  Benefits or amounts have not been awarded or received under the Incentive Plan, nor are any such benefits or amounts now determinable.

  The Incentive Plan will be approved if the votes cast in its favor exceed the votes cast against it. Abstentions are not counted as votes cast either for or against the proposal.

  For the reasons stated herein, the Board of Directors recommends that the shareholders vote FOR this proposal.

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                    Item 4: Shareholder Proposal to Spin-Off
      Ashland Distribution, Ashland Specialty Chemical, APAC and Valvoline

  Brian Kendenthal, of 292 Bellefonte Circle, Ashland, Kentucky 41101, stating that he is the beneficial owner of more than 1,000 shares of Ashland Common Stock, has notified Ashland in writing that he wishes the following proposal be placed before the shareholders at the Annual Meeting:

  RESOLVED that the shareholders of record of Ashland Inc. assembled in annual meeting in person and by proxy, hereby direct the Board of Directors to spin-off Ashland Distribution, Ashland Specialty Chemical, APAC, and Valvoline as separate companies.

  Mr. Kendenthal has submitted the following statement in support of his proposal (reproduced as written):

  The Board of Directors should take this action because:

  1) It would give Ashland's shareholders greater control over their investment.
      A spin-off is not a sale. None of these companies will be sold. A spin-off is like a stock split. In the spin-off, you will receive shares of Ashland Distribution, Ashland Specialty Chemical, APAC, and Valvoline as separate companies. You can then hold the shares, sell those you don't want, or buy more of the shares that you do want. That is how you gain greater control over your investment.

  2) It would unlock the full value of the companies.
      Typically, when companies are spun-off from a parent company, the full value of the companies are recognized in the market whereas only a portion of full value is recognized when the companies are part of a parent. As of July 23, 1999 the breakup value of Ashland Inc. was estimated to be $71.64 per share compared to a closing price of $40 1/16. The difference is sometimes referred to as a conglomerate discount. In the case of Ashland Distribution, Ashland Specialty Chemical, APAC, and Valvoline the discount is currently estimated to be 75% of the price of Ashland Inc. or about $30 per share. Therefore, while there is no guaranty, it is likely that following the spin-off the total value of the spun-off companies and the residual Ashland Inc. would increase by approximately $25 to $30 per existing share if the stock remains at the $40 level, less if the stock moves higher. Updates of the breakup value of Ashland Inc. will be posted on the Ashland Inc. message board in Yahoo Finance on the internet.

  3) It would create companies that would be "pure plays" in their industries. As "pure plays" the shares of these companies would more readily respond to changes in industry fundamentals and to company specific factors that affect stock price. In addition, as "pure plays" they would be much more attractive as candidates for mergers or acquisitions than they are as parts of Ashland Inc. Premiums paid for companies in mergers and acquisitions typically range from 20% to 40% over prevailing market prices.

  4) It would eliminate an unnecessary layer of management.
      The managers of Ashland Distribution, Ashland Specialty Chemical, APAC, and Valvoline are fully capable of conducting the business of those companies. There is no need for another layer of management above them. It represents an unnecessary expense.

  I believe that it would be in the best interests of Ashland Inc.'s shareholders to vote FOR these proposals for the reasons indicated. Longer-term, I would expect that the residual Ashland Inc., consisting of an equity holding in Marathon Ashland Petroleum LLC, would be merged into Marathon Oil generating further cost savings and still further benefits to the shareholders.

  The Board of Directors recommends that shareholders vote AGAINST this shareholder proposal for the following reasons:

  A similar proposal, presented by Ronald S. Fritz, the brother of Mr. Kendenthal, was defeated at Ashland's 1999 Annual Meeting when 91% of the shares represented at the meeting were voted against it.

  Over the past several years, Ashland has demonstrated a willingness to reorganize the company if value can be created for shareholders. For example, in energy-based, commodity businesses, Ashland has moved aggressively to either exit or restructure these businesses for greater financial performance. In the past three years, Ashland has:

  . Exited the oil and gas exploration and production business in a two-step process begun in 1997 and completed in 1998;

  . Entered, in 1998, a refining and marketing joint venture with Marathon
    Oil Company to improve returns from refining and marketing assets;

  . Announced in October 1999 its intention to seek a reorganization of Arch
    Coal and spin-off its ownership in Arch Coal to Ashland shareholders following receipt of a U.S. Internal Revenue Service ruling that such a transaction would not be taxable.

  This restructuring reflects Ashland's strategy of investing its capital in those businesses which are most likely to provide the highest rates of return.

  Ashland's Board of Directors believes that shareholder value will be best served by continuing to operate and, where appropriate, grow Ashland's wholly owned businesses. These businesses share important links in the marketplace in that they focus primarily on transportation, construction and basic industrial markets. Moreover, these businesses generally earn attractive returns on capital because they provide high-performance, value-added products and services that are differentiated from competitors on the basis of superior technology, capability, quality and reputation. In addition to differentiation through product performance, quality and service delivery, these wholly owned businesses are backed by Ashland's financial strength, an advantage to growth that would not be individually available. These businesses also have demonstrated the ability to provide more predictable, stable sources of earnings; for example, total operating income, excluding unusual items, from these businesses increased 21 percent in fiscal year 1999.

  Clearly, Ashland has demonstrated a willingness to acquire or divest businesses and to implement other forms of corporate reorganization if value can be created for shareholders. Just as clearly, Ashland is in transition; the company has been moving away from volatile, commodity-based businesses (where success is significantly dependent on factors outside its control) toward value-added businesses that provide more stable sources of earnings. At this time, the Board of Directors and management believe that value will be best created by enabling this transition to continue and retaining Ashland Distribution, Ashland Specialty Chemical, APAC and Valvoline as wholly owned units of Ashland, leveraging best practices and financial resources across the company.

  The shareholder proposal will be approved if votes cast in its favor exceed votes cast against it. Abstentions and broker non-votes will not be counted as votes cast either for or against the proposal. Counsel has advised the Board of Directors that, under Kentucky law, ultimate responsibility to manage the business and affairs of the corporation rests with the Board of Directors. Therefore, the approval of this proposal would not require Ashland to spin-off Ashland Distribution, Ashland Specialty Chemical, APAC and Valvoline, but would simply amount to a request that the Board of Directors consider such a proposal.

  The Board of Directors recommends that shareholders vote AGAINST this shareholder proposal.

            Item 5: Shareholder Proposal to Engage the Services of a
             Nationally Recognized Investment Banker to Explore All
                  Alternatives to Enhance the Value of Ashland

  Nell Minow, of Suite 400, 45 Exchange Street, Portland, Maine 04101, stating that she is the beneficial owner of 425 shares of Ashland Common Stock, has notified Ashland in writing that she wishes the following proposal be placed before the shareholders at the Annual Meeting:

    RESOLVED that the shareholders of Ashland Inc., recommend that the board of directors immediately engage the services of a nationally recognized investment banker specifically to explore all alternatives to enhance the value of the company, including, but not limited to, possible sale, spin-off, merger, or other transaction for any or all assets of the company.

  Ms. Minow has submitted the following statement in support of her proposal (reproduced as written):

Supporting statement:

  A company that goes to the public markets for capital must be competitive for that capital. Ashland's performance has been disappointing, significantly trailing the S&P 500 and its own peer group. If $100 were invested in Ashland five years ago (7/31/94), it would be worth $122 today (7/31/99); whereas $100 would be worth $180 if invested at the average return of the companies comprising Ashland's peer group (as identified in the company's last proxy statement) and $321 if invested in the S&P 500 Index.

  In the 1999 proxy statement, Ashland's management wrote, "In December 1996, Ashland announced an ambitious multi-point plan to improve profitability and strategic focus. . . Ashland's strategy is to operate a related array of businesses, with a goal to deliver top-quartile total returns to shareholders." Unfortunately, Ashland's multi-point plan and its strategy of conglomeration have failed to deliver shareholder returns that are even positive, let alone "top-quartile." In fact, $100 invested in Ashland on the date of the announced plan (12/9/96) would have fallen in value to $88 (7/31/99); whereas $100 would be worth $124 if invested at the average return of the company's comprising Ashland's peer group and $185 if invested in the S&P 500 Index.

  We believe that Ashland's shares trade at a significant discount to the sum of the intrinsic values of its underlying businesses. Our belief, sustained by other respected analysts in the investment community, is that the company's true, intrinsic value exceeds the current share price by a premium of over 50%. The conglomerated structure of Ashland has yielded no meaningful administrative cost savings or industrial synergies, and further has made the company difficult to understand and analyze by investors in the financial markets. More importantly, Ashland has no significant core around which to focus, build competencies, and grow shareholder value. Indeed, the company appears to lack direction, shifting focus from oil distribution to specialty chemicals to highway construction in recent years.

  If other shareholders believe, as we do, that the value of the underlying assets of this company is not reflected in the stock price, then our board and management have not met their obligation to shareholders. Our board and management can best add value now by obtaining an independent valuation of the assets and their deployment to maximize shareholder return.

  Ashland's strategy of conglomeration has not worked. To this point, Ashland's shareholders have shown great patience. However, our board now must chart a new course. In doing so, it is crucial that they have the independence, expertise, and focus that a nationally recognized investment banker can provide to ensure that the right questions are raised and answered.

  The Board of Directors recommends shareholders vote AGAINST this shareholder proposal for the following reasons:

  The Board of Directors recognizes its fiduciary responsibilities to shareholders and strives to fulfill these responsibilities in a manner it believes to be in the best interest of Ashland and its shareholders. The Board of Directors periodically reviews with management strategic options and plans. To assist the Board of Directors in this regard, Ashland regularly hires nationally recognized investment bankers to obtain their advice on value-creating opportunities of all types and scope. Ashland management and the Board of Directors have relied on the opinions of investment bankers as an important consideration in selecting and implementing corporate strategy, restructuring opportunities, divestitures, acquisitions, etc. Ashland also seeks value-creating ideas from such other sources as consultants, equity analysts and shareholders.

  Ashland's restructuring over the past three years clearly demonstrates a willingness to reorganize where value can be created for shareholders. In 1997, Ashland sold its domestic oil and gas exploration and production business. In 1998, Ashland formed a refining and marketing joint venture with Marathon Oil Company. Also in 1998, Ashland completed its exit from the oil and gas exploration and production business through the sale of its international oil production assets. In 1998 and 1999, Ashland completed the reorganization and downsizing of corporate staff groups and the relocation of corporate headquarters from Ashland, Kentucky, to the Greater Cincinnati area. Most recently, in October 1999, Ashland announced its intention to seek a reorganization of Arch Coal and spin-off its ownership in Arch Coal to Ashland shareholders following receipt of a U.S. Internal Revenue Service ruling that such a transaction would not be taxable.

  Moreover, with the exception of Mr. Chellgren, all the members of the Board of Directors are independent directors, and all have diverse and broad business backgrounds and expertise.

  The Board of Directors recommends that shareholders vote against this shareholder proposal because Ashland currently uses and intends to continue to use the advice and assistance of nationally recognized investment bankers, Ashland has shown a willingness to restructure to pursue value creation opportunities, and Ashland's transition away from volatile, commodity-based businesses to more stable, value-added businesses is still occurring.

  The shareholder proposal will be approved if votes cast in its favor exceed votes cast against it. Abstentions and broker non-votes will not be counted as votes cast either for or against the proposal. Counsel has advised the Board of Directors that, under Kentucky law, ultimate responsibility to manage the business and affairs of the corporation rests with the Board of Directors. Therefore, the approval of this proposal would not require Ashland to engage the services of a nationally recognized investment banker, but would simply amount to a request that the Board of Directors consider such a proposal.

  The Board of Directors recommends that shareholders vote AGAINST this shareholder proposal.

                           ASHLAND INC.'S BOARD OF DIRECTORS

                    NOMINEES FOR ELECTION AT THE 2000 ANNUAL MEETING

                       Class II Directors Nominated For Election
                                (Term expiring in 2003)


                Paul W. Chellgren                           Director since 1992

                Mr. Chellgren, 56, is Chairman of the Board of Directors (since 1997) and Chief Executive Officer (since 1996) of Ashland. He was President and Chief Operating Officer of Ashland from 1992 to 1996. He is a Director of Arch Coal, Inc.; Medtronic, Inc.; and PNC Bank Corp.


                Patrick F. Noonan                           Director since 1991

                Mr. Noonan, 57, is Chairman of The Conservation Fund in Arlington, Virginia. He is a Director of the American Gas Index Fund; Fund for Governmental Investors; International Paper Company; and Saul Centers, Inc.; a Trustee of The National Geographic Society; and serves on the Board of Advisors of the Duke University School of the Environment.


                Jane C. Pfeiffer                            Director since 1982


                Mrs. Pfeiffer, 67, is a management consultant in Vero Beach, Florida. She is a Director of International Paper Company; J.C. Penney Company, Inc.; and The MONY Group.

                         Class III Director Nominated For Election
                                  (Term expiring in 2001)


                Theodore M. Solso                           Director since 1999

                Mr. Solso, 52, is President and Chief Operating Officer of Cummins Engine Company, Inc. Effective January 1, 2000, he will be Chairman of the Board and Chief Executive Officer of Cummins. He is a Director of Irwin Financial Corporation and a Trustee of DePauw University.

                       CONTINUING DIRECTORS NOT UP FOR ELECTION AT THE

                                     2000 ANNUAL MEETING

                                      Class I Directors
                                   (Term expiring in 2002)


                Frank C. Carlucci                           Director since 1989

                Mr. Carlucci, 69, is Chairman of The Carlyle Group in Washington, D.C. He was Secretary of Defense of the United States from 1987 to 1989. He is a Director of IRI International; Kaman Corporation; Neurogen Corporation; Northern Telecom Ltd.; Pharmacia & Upjohn Inc.; Quaker Oats Company; SunResorts, Ltd.; and Texas Biotechnology Corporation.


                James B. Farley                             Director since 1984

                Mr. Farley, 69, is a private investor and the retired Chairman of the Board and Chief Executive Officer of Mutual Life Insurance Company of New York (now known as The MONY Group). Prior to that he was Chairman of the Board and Chief Executive Officer of Booz.Allen & Hamilton, an international consulting firm. He is a Director of Harrah's Entertainment Inc.; The MONY Group; and a Trustee of The Forster Trust.


                Bernadine P. Healy, M.D.                    Director since 1998

                Dr. Healy, 55, is the President of the American Red Cross. She served as Dean, College of Medicine and Public Health, and Professor of Medicine, The Ohio State University from 1995 to 1999. She is a Director of National City Corporation; Invacare, Inc.; and Medtronic, Inc.; and a Trustee of Battelle Memorial Institute.




                W. L. Rouse, Jr.                            Director since 1987

                Mr. Rouse, 67, is an investor in Naples, Florida, and the retired Chairman of the Board, President and Chief Executive Officer of First Security Corporation. He is a Director of Kentucky American Water Company and LG&E Energy Corporation.

                                     Class III Directors
                                   (Term expiring in 2001)


                Samuel C. Butler                            Director since 1970


                Mr. Butler, 69, is a Partner of Cravath, Swaine & Moore, Attorneys, in New York, New York. He is a Director of Millipore Corporation and United States Trust Corporation.



                Ernest H. Drew                              Director since 1998

                Dr. Drew, 62, was Chief Executive Officer of the Westinghouse Industries & Technology Group until 1998. He served as a member of the Board of Management of Hoechst AG from 1995 to 1997. He is a Director of Johns Manville Corp.; Public Service Enterprise Group; Thomas & Betts Corporation; and Unique Mobility Inc.



                Mannie L. Jackson                           Director since 1994

                Mr. Jackson, 60, is the Chairman, Chief Executive Officer and majority owner of the Harlem Globetrotters International, Inc. He retired as Senior Vice President-Corporate Marketing and Administration of Honeywell, Inc. in 1994. He is a Director of Jostens, Inc.; The Stanley Works; and REEBOK Corporation.

                      COMMITTEES OF THE BOARD OF DIRECTORS

  The Board of Directors has five committees: Audit Committee, Committee on Directors, Finance Committee, Personnel and Compensation Committee and Public Policy-Environmental Committee. Membership in those committees is reflected in the following chart:

                                   Committee           Personnel and Public Policy-
                           Audit      on      Finance  Compensation  Environmental
                         Committee Directors Committee   Committee     Committee
                         --------- --------- --------- ------------- --------------
Samuel C. Butler........      X         X*
Frank C. Carlucci.......                          X           X*
Ernest H. Drew..........      X                                             X
James B. Farley.........                X         X*          X
Ralph E. Gomory(1)......      X*                                            X
Bernadine P. Healy......      X
Mannie L. Jackson.......                X                     X
Patrick F. Noonan.......                                      X             X*
Jane C. Pfeiffer........                X         X                         X
Michael D. Rose(1)......      X                                             X
W. L. Rouse, Jr.........      X                   X           X
Theodore M. Solso.......      X                   X

---------------------
*  Indicates Committee Chairman
(1) Messrs. Gomory and Rose will retire January 27, 2000.

  The Audit Committee provides a direct and open avenue of communication between Ashland's internal auditors, its independent auditors and the Board of Directors; recommends the selection of Ashland's independent auditors, the audit fees and the services provided by the independent auditors; reviews the scope and findings of external and internal audits; and reviews the adequacy of Ashland's policies, procedures and internal controls.

  The Committee on Directors recommends nominees for the Board of Directors; the desirable size and composition of the Board of Directors; and the elements of director compensation. It also oversees the Board of Directors' annual review of director performance.

  Ashland selects each director nominee based on the nominee's skills, achievements and experience. The Committee on Directors considers candidates recommended by other directors, employees and shareholders. Written suggestions for candidates should be sent to the Secretary of Ashland Inc., 50 E. RiverCenter Boulevard, P.O. Box 391, Covington, Kentucky 41012-0391.

  In order to nominate a director at an Annual Meeting, Ashland's By-laws require that a shareholder provide written notice of an intent to nominate a director not later than 90 days prior to the Annual Meeting (if the Annual Meeting is held on the last Thursday in January). For an Annual Meeting held earlier than the last Thursday in January, notice must be given within 10 days of the first public disclosure of the date of the Annual Meeting. "Public disclosure" may include a public filing with the Securities and Exchange Commission (the "SEC").

  The notice must contain the following information:

  . The name and address of the shareholder who intends to make the nomination and the name and address of the person(s) to be nominated;

  . A representation that the shareholder is a shareholder of record of Ashland Common Stock entitled to vote at such meeting and that the shareholder intends to appear in person or by proxy to make the nomination(s) specified in the notice;

  . A description of all arrangements or understandings between the shareholder and each nominee and any other person(s) pursuant to which the nomination(s) are to be made by the shareholder. The other person(s) must be named in the notice;

  . Information about each nominee that would be required in a proxy statement, according to the rules of the SEC, had the nominee been proposed by the Board of Directors;

  . The consent of each nominee to serve as a director if so elected; and

  . A representation as to whether or not the shareholder will solicit proxies in support of his or her nominee(s).

  The chairman of any meeting of shareholders to elect directors and the Board of Directors may refuse to acknowledge any nomination that is not made in compliance with the procedure described above or if the shareholder fails to comply with the representations set forth in the notice.

  The Finance Committee reviews Ashland's financial policies, needs and structure; oversees significant financial issues such as capital structure, dividend action, offerings of Ashland Common Stock or debt securities and major borrowings by Ashland; reviews financial audits of capital expenditures; and oversees the funding policy for employee benefit plans.

  The Personnel and Compensation Committee approves salaries of corporate officers and participation in, and awards under, Ashland's incentive plans. It oversees compensation, hiring and performance evaluation policies. The Committee also oversees the administration of various employee compensation, benefit and retirement plans.

  The Public Policy-Environmental Committee monitors public issues that have an impact on Ashland and oversees Ashland's environmental, health and safety compliance practices.

               MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

  During fiscal 1999, eight meetings of the Board of Directors were held. The Audit Committee, the Committee on Directors, the Personnel and Compensation Committee and the Public Policy- Environmental Committee each met three times. The Finance Committee met two times. Each current director attended at least 75% of the total meetings of the Board of Directors and the committees on which he or she served, with the exception of Ralph E. Gomory and Mannie L. Jackson, who attended 64% and 71%, respectively, of such meetings. Overall attendance at Board of Directors and committee meetings was 90%.

                           COMPENSATION OF DIRECTORS

  Annual Retainer and Meeting Fees. Non-employee directors receive an annual retainer of $56,000, which must, pursuant to the Ashland Inc. Deferred Compensation Plan for Non-Employee Directors (the "Directors' Deferral Plan") either be (i) deferred into stock units invested in the Ashland Common Stock Fund or (ii) taken in Ashland Common Stock.

  In addition to the annual retainer, non-employee directors receive $1,500 for each Board of Directors meeting attended and $1,000 for each committee meeting attended. Meeting fees may be paid in cash, shares of Ashland Common Stock or deferred into any investment alternative available under the Directors' Deferral Plan.

  The payout of the deferred annual retainer and deferred meeting fees occurs upon termination of service by a director. However, upon a "change in control" of Ashland (as defined in the Directors' Deferral Plan), amounts in the directors' deferral accounts would be automatically distributed to the director.

  In addition to an annual retainer and meeting fees, a non-employee director may receive compensation at the rate of $1,000 per day for services on special assignments as directed by the Chairman of the Board of Directors. This special assignment compensation cannot be deferred. Directors who are employees of Ashland are not additionally compensated for service on the Board of Directors or its committees.

  Restricted Shares. Under the 1997 Stock Incentive Plan, upon election to the Board of Directors, a new director receives 1,000 restricted shares of Ashland Common Stock. The director pays Ashland an amount equal to the par value of the restricted shares. The restricted shares may not be sold, assigned, transferred or otherwise encumbered until the earliest to occur of: (i) normal retirement from the Board of Directors at age 70; (ii) death or disability of the director; (iii) a 50% change in the beneficial ownership of Ashland; or (iv) voluntary early retirement to enter governmental service. Under certain circumstances, the Committee on Directors has discretion to limit a director's forfeiture of these shares if he or she leaves the Board of Directors for reasons other than those listed above.

  The Board of Directors considers Ashland Common Stock ownership by directors and members of management to be of utmost importance. The Board of Directors believes that such ownership enhances the commitment of the directors and members of management to Ashland's future and further aligns management's interests with those of Ashland's shareholders. Accordingly, in fiscal 1993, the Board of Directors established minimum stock ownership guidelines for directors and certain executive officers of Ashland. These guidelines require directors to own Ashland Common Stock having a value of at least five times their annual retainer. All of Ashland's current directors, other than Drs. Drew and Healy, elected to the Board of Directors in 1998, and Mr. Solso, elected to the Board of Directors in 1999, have attained the minimum stock ownership levels established by the Board of Directors. Each newly elected director has five years from the year elected to reach this ownership level. For further information as to these guidelines as they pertain to Ashland's executive officers, see the Personnel and Compensation Committee Report on Executive Compensation in this Proxy Statement.

  Other Compensation. In January 1997, the Board of Directors prospectively terminated the Directors' Charitable Awards Program. All current non-employee directors, other than Drs. Drew and Healy and Mr. Solso, remain eligible for the Charitable Awards Program. Under that program, $1,000,000 is donated upon a director's death to one or more educational organizations recommended by that director.

  In connection with Mr. Rose's early retirement and in recognition of his 11 years of service on Ashland's Board, Mr. Rose will receive a lump sum payment on January 27, 2000 reflecting the value of his restricted stock, which restricted stock would otherwise have been forfeited. Mr. Rose will also receive a lump sum payment on January 27, 2001 (the date his options would otherwise have expired) reflecting the value of his unexercised options on such date calculated using the Black-Scholes Option Valuation Model. In addition, Mr. Rose will continue to participate in the Charitable Award Program (as described above).

  On September 16, 1999, Ashland's Board of Directors adopted an Estate Enhancement Program available to directors and executive officers. For further information about this program, see the discussion under Estate Enhancement Program on page 29 in this Proxy Statement.

               ASHLAND COMMON STOCK OWNERSHIP OF CERTAIN PERSONS

                                                        Amount and
                                                         Nature of
                                                        Beneficial   Percent of
Name and Address of Beneficial Owner                     Ownership     Class
------------------------------------                    -----------  ----------
Capital Research and Management Company................ 7,578,800(1)    10.6%
  333 South Hope St., 52nd Floor
  Los Angeles, California 90071
Key Trust Company of Ohio, N.A......................... 6,532,731(2)     9.1%
  127 Public Square
  Cleveland, Ohio 44114
Sanford C. Bernstein & Co., Inc........................ 5,928,628(3)     8.3%
  One State Street Plaza
  New York, New York 10004

---------------------
(1) Based upon a Schedule 13G filed with the SEC on or about July 9, 1999, Capital Research and Management Company ("CRMC"), an investment advisor, held in the aggregate 7,578,800 shares of Ashland Common Stock of which 3,680,000 shares of Ashland Common Stock were held by Washington Mutual Investors Fund, Inc. ("WMIF"), an investment company advised by CRMC. Based upon information provided in the filing, these shares are not held for CRMC's or WMIF's own account, but rather are owned by accounts under the discretionary investment management of CRMC and WMIF.

(2) As of September 30, 1999, Key Trust Company of Ohio, N.A. ("Key Trust") was the record owner of 6,532,731 shares of Ashland Common Stock. These shares include 6,467,397 shares held by it as trustee of the LESOP. Key Trust will vote shares allocated to a participant's LESOP account as instructed by the participant. This instruction also applies to a proportionate number of those shares of Ashland Common Stock allocated to a participants' accounts but for which a proxy card is not timely received by the Trustee. The remaining 65,334 shares held by Key Trust as of September 30, 1999 were held by it in a variety of fiduciary capacities.

(3) Based upon a Form 13F filed with the SEC for the quarter ended
September 30, 1999, Sanford C. Bernstein & Co., Inc. was the beneficial owner of 5,928,628 shares of Ashland Common Stock.

                  ASHLAND COMMON STOCK OWNERSHIP OF DIRECTORS
                        AND CERTAIN OFFICERS OF ASHLAND

  The following table shows as of October 1, 1999 the stock ownership of members of the Board of Directors, stock ownership of the executive officers of Ashland named in the Summary Compensation Table on page 25 and stock ownership of the directors and executive officers of Ashland as a group.

                                                        Stock Ownership
                                                   --------------------------
                                                   Aggregate Number of Shares
Name of Beneficial Owner                               Beneficially Owned
------------------------                           --------------------------
Paul W. Chellgren.................................       531,027(1)(2)(3)(4)(7)
James R. Boyd.....................................       212,378(1)(2)(3)
John A. Brothers..................................       245,423(1)(2)(3)
David J. D'Antoni.................................       166,154(1)(2)(3)(5)
J. Marvin Quin....................................       149,465(1)(2)(3)
Samuel C. Butler..................................        67,797(2)(3)(6)(7)
Frank C. Carlucci.................................        30,507(2)(3)(7)
Ernest H. Drew....................................         6,691(2)(3)
James B. Farley...................................        20,261(2)(3)
Ralph E. Gomory...................................        26,537(2)(3)
Bernadine P. Healy................................         5,147(2)(3)
Mannie L. Jackson.................................        16,589(2)(3)
Patrick F. Noonan.................................        16,313(2)(3)
Jane C. Pfeiffer..................................        18,663(2)(3)
Michael D. Rose...................................        27,635(2)(3)
W.L. Rouse, Jr....................................        30,627(2)(3)
Theodore M. Solso.................................         2,069(2)(3)
All directors and executive officers as a group
 (27 persons).....................................         2,052,272

---------------------

  None of the listed individuals owned more than 1% of Ashland's Common Stock outstanding as of November 22, 1999. All directors and executive officers as a group owned 2,052,272 shares of Ashland Common Stock, which equaled 2.8% of the Ashland Common Stock outstanding on November 22, 1999 (including shares deemed to be outstanding).

(1) Includes shares of Ashland Common Stock held under Ashland's Employee Savings Plan and/or LESOP. Participants can vote the Employee Savings Plan and LESOP shares, and can invest in 15 investment options available under the Employee Savings Plan (other than "matching shares" contributed to a participant's account by Ashland, which must remain in the Ashland Common Stock Fund of the Employee Savings Plan).

(2) Includes Stock Units (share equivalents) held by executive officers under the Deferred Compensation Plan for Employees (the "Employees' Deferral Plan") or by directors under the Directors' Deferral Plan. When an officer terminates employment with Ashland, or a director terminates service on the Board of Directors, he or she may elect to take the payout of Stock Units in cash or Ashland Common Stock.

(3) Includes shares of Ashland Common Stock with respect to which each of the individuals has the right to acquire beneficial ownership within 60 calendar days after September 30, 1999, through the exercise of stock options: as to Mr. Chellgren, 370,000 shares (including 20,000 stock options transferred to his children); Mr. Boyd, 153,000 shares; Mr. Brothers, 180,000 shares; Mr. D'Antoni, 122,000 shares; and Mr. Quin, 100,000 shares (including 10,000 stock options transferred to his children). Each non-employee director has the right to acquire beneficial ownership of 4,000 shares (including 1,000 stock options transferred by Mr. Noonan to his grandchildren) within 60 calendar days after September 30, 1999 through the exercise of stock options with the exception of Mr. Jackson, who has the right to acquire 3,000 shares; and Drs. Drew and Healy and Mr. Solso, who do not have the right to acquire any such shares. All directors and executive officers as a group have the right to acquire beneficial ownership of 1,304,581 shares within 60 calendar days after September 30, 1999.

(4) Includes 60,000 shares of Restricted Ashland Common Stock for which Mr. Chellgren has voting power.

(5) Includes 500 shares of Ashland Common Stock held by Mr. D'Antoni as custodian for his son, as to which shares Mr. D'Antoni disclaims beneficial ownership.

(6) Includes 3,879 shares of Ashland Common Stock owned in trust for the benefit of Mr. Butler and 750 shares of Ashland Common Stock owned by Mr. Butler's wife, as to which shares Mr. Butler disclaims beneficial ownership.

(7) Includes shares of Ashland Common Stock held under the DRIP, which provides participants with voting power with respect to such shares.

                             EXECUTIVE COMPENSATION

Personnel and Compensation Committee Report on Executive Compensation

Description of the Personnel and Compensation Committee of the Board of
Directors:

  . Comprised entirely of non-employee members;
  . Key Executive Compensation responsibilities include the review, recommendation and approval of changes to Ashland's executive compensation policies and programs and the review and approval of all compensation payments to the Chief Executive Officer and Ashland's other executive officers.

Objectives of Ashland's Executive Compensation Program:

  . Pay for performance, motivating both long- and short-term performance for the benefit of Ashland's shareholders;
  . Provide a total compensation program competitive with those of companies with which Ashland competes for top management talent;
  . Place greater emphasis on variable incentive compensation versus fixed or base pay, particularly for Ashland's executive officers;
  . Encourage significant Ashland Common Stock ownership by Ashland's executive officers in order to align their interests with those of Ashland's shareholders; and
  . Most importantly, join shareholder and management interests in achieving superior performance which should translate into a superior total return to Ashland's shareholders.

Ashland's Executive Compensation Program is designed to:

  . Be performance-oriented, with a significant portion of executive compensation being "at risk," with more than 50% of the maximum potential executive compensation being provided by annual and long-term incentives;
  . Provide total compensation opportunities that are comparable to the opportunities provided by a group of 18 companies of similar size and diversity to Ashland (the "Compensation Peer Group") (this Compensation Peer Group contains different companies than the peer group of companies selected for comparison in the Five-Year Cumulative Total Return Performance Graph on page 30); and
  . Include three primary components: (1) base pay; (2) an annual incentive bonus; and (3) a long-term incentive program consisting of stock options and performance shares or units.

Description of the primary components: base salary, annual incentive bonus and long-term incentives consisting of stock options and performance shares or units:

 . Base Salary: Annual salary is designed to compensate executives for their sustained performance. Base salary levels for executive officers are typically reviewed each year by the Committee and are generally at the median salary level of the Compensation Peer Group. In addition, consideration is given to individual experience as well as individual and business unit performance. Increases in base salaries typically occur annually following review by the Committee.

 . Annual Incentive Bonus: Incentive compensation is awarded annually, with 20% based upon the participant's individual performance for the last fiscal year and 80% based upon Ashland's operating performance or a combination of overall corporate and business unit performance. Within 90 days after the beginning of each fiscal year, performance Hurdle and Target objectives

 (as described below) are established for the upcoming year. For 1999, the objectives were corporate economic profit and business unit economic profit. For the Chairman of the Board and Chief Executive Officer, as well as certain other executive officers, in addition to the economic profit objectives, there was a net income objective.

  Hurdles are the minimum objectives that must be reached in order to trigger a bonus payout. If the applicable Target(s) is/are achieved, maximum incentive payments may be earned. The Committee may adjust incentive awards downward based on such factors as the Committee deems appropriate.

  A participant's maximum potential payout is generally a fixed percentage of the midpoint of the annual salary range for the participant's position and is dependent upon the participant's level of participation in Ashland's Incentive Compensation Plan.

  Awards for the Chief Executive Officer and the Executive Vice President, which position was retired on September 30, 1999, are based upon overall corporate performance. Awards for other corporate employees are based upon general overall corporate performance and, in some instances, business unit performance. Awards for business unit employees are based primarily on business unit performance.

Long-Term Incentive Compensation

 Stock Options

  Ashland's employee stock option program is a long-term plan designed to link executive compensation with increased shareholder value over time. In determining the amount of stock options to be granted annually to key employees, a target number of shares for each executive grade level is established. In September 1999, the Board of Directors approved an increase in the target number of shares for the Chief Executive Officer, senior vice presidents, business unit presidents, administrative vice presidents and certain designated key managers.

  All stock options are granted with an exercise price equal to the fair market value of Ashland Common Stock on the date of grant and are not re-valued if the stock price declines below the grant price. Vesting of awards generally occurs over a period of three years.

  On September 16, 1999, the Board of Directors added a restoration feature to the 1997 Stock Incentive Plan to encourage increased stock ownership for all participants. The restoration feature is available for stock options granted under the 1997 Stock Incentive Plan on or after September 17, 1998. Participants are eligible for restoration options equal to the number of shares of Ashland Common Stock surrendered to Ashland in payment of the exercise price of the original option. The restoration feature is available only when the market price of Ashland Common Stock on the date of the exercise of the original option is at least 25% above the original option exercise price. In addition, shares received from the exercise must be held for at least two years. Restoration options are granted as nonqualified stock options at fair market value and have a term equal to the remaining term of the original option.

  The Board of Directors also approved grants of stock options to certain employees of Marathon Ashland Petroleum LLC ("MAP"), Ashland's joint venture with Marathon Oil Company, under terms similar to those for Ashland employees. The Board of Directors believes that it is in Ashland's shareholders best interests to encourage MAP employees to hold Ashland shares. USX Corporation has granted the same MAP employees stock options in USX-Marathon Group stock.

 Performance Shares/Units

  The performance share/unit program for certain key executives is a long-term incentive plan tied to Ashland's performance. Historically, the Committee has granted awards of performance shares or units to selected employees every two years with each award covering a four-year performance cycle.

  The number of performance shares or units awarded is based on the employee's responsibility level, performance and salary level. Awards granted under the plan have generally ranged from 70% to 160% of an employee's base salary. Payment of an award is made only if one or more of the established performance objectives are met over the four-year performance period.

  Awards for the 1997-2000 performance period are based on achievement of the following performance objectives and corresponding weights established by the Committee at the beginning of the performance period:

  . Corporate employees: (i) a minimum four-year average corporate return on equity (the "corporate objective") (50%); (ii) total return to shareholders ("TRS") at least equal to or greater than the median of the TRS of a peer group of companies over the four-year period (the "peer TRS objective") (25%); and (iii) TRS at least equal to or greater than the median of the companies in the Standard & Poor's 500 over the four-year period (the "S&P TRS objective") (25%).

  . Business unit employees: (i) a minimum four-year average return on investment for the applicable business unit (50%); (ii) the corporate objective (25%); (iii) the peer TRS objective (12.5%); and (iv) the S&P TRS objective (12.5%).

  Awards for the 1999-2002 performance period are based on achievement of the following performance objectives and corresponding weights established by the Committee at the beginning of the performance period:

  . All corporate and business unit employees: (i) the corporate objective
    (50%); (ii) the peer TRS objective (25%); and (iii) the S&P TRS objective (25%).

  Awards to the Chief Executive Officer, the Executive Vice President, which position was retired on September 30, 1999, and senior vice presidents are based upon achievement of an average net income objective for the four-year period. If the foregoing objectives are met, the Committee may adjust any award payment downward based on such factors as the Committee deems appropriate.

Stock Ownership Philosophy

  The Committee and management believe that linking a significant portion of an executive's current and potential future net worth to Ashland's success, as reflected in the stock price, gives the executive a stake similar to that of Ashland's owners and results in long-term management for the benefit of those owners.

  Consistent with this philosophy, the Committee has adopted stock ownership guidelines for Ashland's executive officers and designated key managers. These guidelines establish minimum levels of Ashland Common Stock ownership as follows:

  . the Chief Executive Officer-Ashland Common Stock having a value equal to five times base salary;

  . senior vice presidents, business unit presidents and administrative vice presidents-three times base salary; and

  . designated key managers--one times base salary.

  In addition, incentive compensation payments for the previous six years were made 20% in Ashland Common Stock. Further, fiscal years 1997-2000 performance awards to certain executive officers were denominated 100% in Ashland Common Stock. It is anticipated that any payment of those performance awards will be made 100% in Ashland Common Stock. For other key managers, it is anticipated that performance awards will be paid 50% in Ashland Common Stock.

  Fiscal years 1999-2002 performance awards to all employees were denominated 100% in Ashland Common Stock, and it is anticipated that any payment of those performance awards will be 100% in Ashland Common Stock.

Deductibility of Compensation

  Under Section 162(m) of the Code, Ashland is subject to the loss of the deduction for compensation in excess of $1,000,000 paid to one or more of the executive officers named in this Proxy Statement. The deduction can be preserved if Ashland complies with certain conditions in the design and administration of its compensation programs.

  The Committee will make reasonable efforts, consistent with sound executive compensation principles and the needs of Ashland, to ensure that all future amounts paid to its executive officers will be fully deductible by Ashland.

Other Plans

  Ashland also maintains pension, insurance and other benefit plans for its employees. Executives and other highly compensated employees participated in these plans on the same terms as other eligible employees, subject to any legal limits on the amounts that could be contributed or paid to executives under the plans, during fiscal 1999. In January 1999, executives and certain highly compensated employees were no longer eligible to participate in Ashland's Employee Savings Plan and instead received some of the same benefits available under the Employee Savings Plan by participating in the Employees' Deferral Plan.

Compensation of the Chief Executive Officer

  . Fiscal Year 1999 Performance

                                                                 Year ended
                                                                September 30,
                                                             -------------------
                                                                1999      1998
                                                             --------- ---------
                                                             (In millions except
                                                             earnings per share)
      Reported results
       Net income........................................... $     290 $     203
       Earnings per share................................... $    3.89 $    2.63
      Excluding unusual items
       Net income........................................... $     216 $     263
       Earnings per share................................... $    2.90 $    3.41

  Financial results for fiscal 1999 were affected by unusual items. On an after-tax basis, these items included:

  . a $71 million non-cash gain to adjust the carrying value of MAP inventories to market value;

  .  a $26 million gain related to environmental insurance recoveries;

  . a $17 million charge for asset impairment related to European plastics distribution operations; and

  . a $6 million additional charge for severance and other costs related to the formation of MAP.

  While operating income from Ashland's wholly owned businesses increased 21% over fiscal 1998 levels to $347 million, lower earnings from Ashland's equity investments, MAP and Arch Coal, led to a decline in net income (excluding unusual items) for fiscal 1999 to $216 million or $2.90 per share, down from $263 million or $3.41 per share in fiscal 1998. Unusual items listed above added $74 million to net income, or 99 cents a share.

  . Fiscal Year 1999 CEO Compensation

  Mr. Chellgren received a base salary increase of $50,000 in January 1999 based on Ashland's positive performance in fiscal 1998. While Ashland's overall performance in fiscal 1999 was below fiscal 1998 levels, performance for fiscal 1999 did exceed the established incentive compensation hurdle, and as a result Mr. Chellgren received an annual bonus of $764,366 which represented a 30% decrease from his fiscal 1998 award.

Summary

  The Committee believes that the compensation provided to Ashland's executive officers will create a strong linkage and alignment with the long-term best interests of Ashland and its shareholders.

  In fiscal 1999, the Committee retained Frederic W. Cook & Co., an independent, nationally known compensation consultant to review the competitiveness and appropriateness of Ashland's executive compensation program. After extensive study, Frederic W. Cook & Co. concluded that Ashland's program is well designed, professionally administered and competitive.

                                                  PERSONNEL AND COMPENSATION
                                                  COMMITTEE
                                                  Frank C. Carlucci, Chairman
                                                  James B. Farley
                                                  Mannie L. Jackson
                                                  Patrick F. Noonan
                                                  W. L. Rouse, Jr.

                           Summary Compensation Table

  The following table is a summary of compensation information for each of the last three fiscal years ended September 30, 1999, 1998 and 1997 for the Chief Executive Officer of Ashland and each of the other most highly compensated executive officers as of September 30, 1999.

                                 Annual Compensation           Long-Term Compensation
                            ----------------------------- -------------------------------------
                                                                 Awards               Payouts
                                                          ------------------------   ----------
                                                  Other   Restricted    Securities
                                                 Annual     Stock       Underlying              All Other
Name and                                         Compen-  Awards(7)      Options        LTIP     Compen-
Principal Position     Year  Salary   Bonus(1)  sation(2)    ($)            #        Payouts(3) sation(4)
------------------     ---- -------- ---------- --------- ----------    ----------   ---------- ---------
Paul W. Chellgren      1999 $831,759 $  764,366  $31,996                 280,000      $      0   $36,222
 Chairman of the Board 1998  810,677  1,108,458   17,570                  40,000       428,467    32,761
 and Chief Executive   1997  745,996    978,566   13,222  $2,798,750(5)   40,000(8)          0    32,832
 Officer

James R. Boyd          1999  432,361    425,000    9,724                  70,000             0    18,834
 Senior Vice President 1998  426,037    411,667    6,214                  20,000       264,898    17,218
 and Group Operating   1997  383,299    405,943    9,079                  20,000             0    17,149
 Officer

John A. Brothers       1999  515,537    325,201   18,604                       0             0    22,457
 Executive Vice        1998  507,105    473,046   14,361                  15,000       311,603    20,493
 President             1997  451,143    397,759   13,009   1,047,500(6)   30,000             0    19,998

David J. D'Antoni      1999  417,412    238,283    3,265                  70,000             0    18,183
 Senior Vice President 1998  410,513    300,566    3,076                  20,000       404,055    16,590
 and Group Operating   1997  368,351    354,043    5,635                  20,000             0    16,521
 Officer

J. Marvin Quin         1999  387,515    258,298   20,346                  50,000             0    16,878
 Senior Vice President 1998  381,191    370,403    5,223                  15,000       237,611    15,407
 and Chief Financial   1997 345,161     362,472    3,525                  20,000(8)          0   15,547
 Officer

---------------------
(1) Amounts received under Ashland's incentive compensation plans for each of the fiscal years ended September 30, 1999, 1998 and 1997.

(2) This column reflects reimbursement of taxes for each of the named executives. None of the named executives received perquisites and other personal benefits, securities or property in excess of the lesser of $50,000 or 10% of total salary and bonus.

(3) Amounts received under Ashland's Performance Unit Plan for the fiscal years 1995-1998 performance period based on the closing price of Ashland Common Stock as reported on the New York Stock Exchange Composite Tape on November 5, 1998 (the payment date) of $50.4375 per share.

(4) Amounts shown in this column reflect employer matching contributions under Ashland's Deferred Compensation Plan for fiscal 1999 and under Ashland's Employee Savings Plan for fiscal years 1998 and 1997 and related forfeiture payments under the Employee Retirement Income Security Act of 1974, as amended ("ERISA") for all three years. For fiscal 1999, these payments were $27,516, $14,102, $16,823, $13,776 and $12,798 (for Deferred Compensation
    Plan) and $8,706, $4,732, $5,634, $4,407 and $4,080 (for ERISA forfeitures)
    for Messrs. Chellgren, Boyd, Brothers, D'Antoni, and Quin, respectively.

(5) Based on the closing price of Ashland Common Stock as reported on the New York Stock Exchange Composite Tape on May 15, 1997 of $46.50 per share and on September 18, 1997 of $53.375 per share, and net of the $1.00 per share purchase price.

(6) Based on the closing price of Ashland Common Stock as reported on the New York Stock Exchange Composite Tape on September 18, 1997 of $53.375 per share, and net of the $1.00 per share purchase price.

(7) The value of Mr. Chellgren's 60,000 shares of Restricted Stock was $1,957,500 based on the closing price of Ashland Common Stock as reported on the New York Stock Exchange Composite Tape on September 30, 1999 of $33.625 per share, and net of the $1.00 per share purchase price. Mr. Brother's Restricted Stock vested upon his retirement on September 30, 1999. Dividends are paid on the Restricted Stock reported in the Summary Compensation Table.

(8) Includes 20,000 stock options transferred by Mr. Chellgren to his children and 10,000 stock options transferred by Mr. Quin to his children.

Stock Option Grants

  The following table sets forth certain information on stock option grants in fiscal 1999 to the Chief Executive Officer of Ashland and each of the other most highly compensated executive officers as of September 30, 1999.

                       Option Grants in Fiscal Year 1999

                        Individual Grants
------------------------------------------------------------------
                         Number of  % of Total
                         Securities  Options
                         Underlying Granted to Exercise
                          Options   Employees  or Base
                         Granted(1) in Fiscal   Price   Expiration    Grant Date
Name                        (#)        Year     ($/Sh)     Date    Present Value(2)
----                     ---------- ---------- -------- ---------- ----------------
Paul W. Chellgren.......  240,000      16.1%   $36.625   10/16/09     $1,895,106
                           40,000       2.7%   $50.438   12/05/08        426,132
James R. Boyd...........   70,000       4.7%   $36.625   10/16/09        552,739
John A. Brothers........        0       0.0%       N/A        N/A            N/A
David J. D'Antoni.......   70,000       4.7%   $36.625   10/16/09        552,739
J. Marvin Quin..........   50,000       3.4%   $36.625   10/16/09        394,814

---------------------
(1) These option grants include a stock restoration or reload feature (i.e., awards of new options issued upon the option holder's decision to exercise previously granted options by surrender of shares of Ashland Common Stock to Ashland as payment of the exercise price). See the discussion of restoration options in the Personnel and Compensation Committee Report on Executive Compensation.

(2) Based on the Black-Scholes Option Valuation Model adjusted for dividends to determine the grant date present value. Assumptions include: (a) a risk-free interest rate of 5.995% (the rate applicable to a 5-year treasury strip security at the time of the award) for the options expiring
    October 16, 2009 and a risk-free interest rate of 4.701% (the rate applicable to a 5-year treasury strip security at the time of the award) for the options expiring December 5, 2008; (b) a dividend yield of 3% for options expiring October 16, 2009 and 2.18% for options expiring
    December 5, 2008; (c) a volatility rate of 20.98% (calculated using daily stock returns for the Ashland Common Stock for a 5-year period from September 17, 1994 through September 16, 1999) for the options expiring October 16, 2009 and 20.44% (calculated using daily stock returns for the Ashland Common Stock for a 5-year period from November 6, 1993 through November 5, 1998) for the options expiring December 5, 2008; (d) a stock price at grant date of $36.625 for options expiring October 16, 2009 and $50.438 for options expiring December 5, 2008. Although the original expiration period is ten years and one month, options are assumed to be exercised at 5 years. The actual value of the options will depend on the market value of Ashland Common Stock on the dates the options are exercised. It should not be concluded that Ashland supports the validity of the Black-Scholes method or that the values shown in the table as generated by the model represent the amounts an executive might earn upon exercise of the options.

Stock Option Exercises

  The table below sets forth the following information with respect to stock option exercises during fiscal 1999 by each of the named executive officers and the status of their options as of September 30, 1999:

  . The number of shares of Ashland Common Stock acquired upon exercise of stock options during fiscal 1999;

  . The aggregate dollar value realized upon the exercise of such options;

  . The total number of exercisable and unexercisable stock options held at September 30, 1999; and

  . The aggregate dollar value of in-the-money unexercised options at September 30, 1999.

                Aggregated Option Exercises in Fiscal Year 1999
                         and Fiscal Year End Values(1)

                                                 Number of
                                                 Securities
                                                 Underlying
                                                Unexercised
                          Shares                 Options at         Value of Unexercised
                         Acquired             Fiscal Year-End           In-the-Money
                            on       Value      Exercisable/    Options at Fiscal Year-End(1)
Name                   Exercise (#) Realized Unexercisable (#)    Exercisable/Unexercisable
----                   ------------ -------- ------------------ -----------------------------
Paul W. Chellgren...           0    $     0  370,000(2)/310,000          $615,625/0
James R. Boyd.......       7,500     70,313     153,000/ 85,000           188,000/0
John A. Brothers....           0          0     180,000/      0           287,500/0
David J. D'Antoni...      10,000     83,775     122,000/ 85,000           136,250/0
J. Marvin Quin......           0          0  100,000(2)/ 62,500                 0/0

---------------------
(1) Based on the closing price of Ashland Common Stock as reported on the New York Stock Exchange Composite Tape on September 30, 1999 of $33.625 per share.

(2) Includes 20,000 stock options transferred by Mr. Chellgren to his children and 10,000 stock options transferred by Mr. Quin to his children.

Long-Term Incentive Awards

  The following table shows all long-term incentive awards to each of the named executive officers in fiscal 1999.

                           Long-Term Incentive Plans
                           Awards in Fiscal Year 1999

                                                        Estimated Future Payouts Under
                                   Performance or Other  Non-Stock Price-Based Plans
                         Number of     Period Until     ----------------------------------
                          Shares   Maturation or Payout  Threshold    Target     Maximum
Name                     (#)(1)(3)        (2)(3)          (#)(3)       (3)       (#)(3)
----                     --------- -------------------- -----------  ---------- ----------
Paul W. Chellgren.......  30,073         4 years             10,526      30,073     30,073
James R. Boyd...........  15,788         4 years              5,526      15,788     15,788
John A. Brothers (4)....  18,795         4 years              6,578      18,795     18,795
David J. D'Antoni.......  15,224         4 years              5,328      15,224     15,224
J. Marvin Quin..........  14,096         4 years              4,934      14,096     14,096

---------------------
(1) Performance shares awarded are based on the executive's salary level. The original amount of any award cannot exceed 400% of the executive's then base salary.

(2) Each award covers a four-year period performance cycle. For further discussion of the performance objectives to be achieved before payment is made which apply for each award made to the named executive officers, see the "Long-Term Incentive Compensation--Performance Shares/Units" section of the Personnel and Compensation Committee Report on Executive Compensation.

(3) Payouts of share awards are contingent upon achievement of the performance objectives referred to above. At the threshold, or minimum performance level, payout will equal 25% of the award. At the target, or maximum performance level, payout will equal 100% of the award.

(4) Mr. Brother's final payout will be prorated to his retirement date of September 30, 1999.

Retirement Plans

 Pension Plans

  Ashland maintains qualified pension plans under which executive officers are entitled to benefits on the same basis as other employees. Upon a "change in control" of Ashland (as defined in the plans), these plans will terminate and the funds in the plans, as well as any excess assets, will be distributed to the participants.

  If benefits payable under the qualified plans exceed limits imposed by the Code, they can be paid out (with the approval of the Personnel and Compensation Committee of the Board of Directors) under a nonqualified excess benefit pension plan. The nonqualified plan provides for the payment of benefits in excess of ERISA limits or of limits imposed by the Code. The nonqualified plan provides that participants may, at the discretion of the Personnel and Compensation Committee, receive their retirement benefits in a lump-sum distribution. Those approved to receive a lump-sum payment may defer payment of all or part of it through the Employees' Deferral Plan.

  The following table shows the total combined estimated annual benefits payable under the qualified and nonqualified plans to eligible salaried employees for years of service, assuming retirement at age 65. Benefits are determined on a straight-life annuity basis. There is no offset in benefits under either plan for Social Security benefits. Those amounts are, however, reduced by the actuarial value of 50% of the value of a participant's LESOP account and the actuarial value of 50% of any shares forfeited under the LESOP because of limitations imposed by the Code.

                                    Pension Plan Table
                ---------------------------------------------------------------
                                     Years of Service
                ---------------------------------------------------------------
Remuneration*      10         15         20         25         30         35
-------------      --         --         --         --         --         --
 $   25,000     $  3,300   $  4,950   $  6,601   $  8,251   $  9,901   $ 11,552
     50,000        7,050     10,575     14,101     17,626     21,151     24,677
    100,000       14,550     21,825     29,100     36,376     43,650     50,925
    200,000       29,550     44,325     59,100     73,876     88,650    103,425
    300,000       44,550     66,825     89,100    111,376    133,650    155,925
    400,000       59,550     89,325    119,100    148,876    178,650    208,425
    500,000       74,550    111,825    149,100    186,376    223,650    260,925
    600,000       89,550    134,325    179,100    223,876    268,650    313,425
    800,000      119,550    179,325    239,101    298,876    358,651    418,427
  1,000,000      149,550    224,325    299,101    373,876    448,651    523,427
  1,200,000      179,550    269,325    359,101    448,876    538,651    628,427
  1,400,000      209,550    314,325    419,101    523,876    628,651    733,427

---------------------
* Remuneration is the average annual earnings which includes a participant's salary during the highest consecutive 36-month period of the final 120-month period prior to the participant's retirement, but excludes other forms of compensation included in the Summary Compensation Table.

  As of September 30, 1999, Messrs. Chellgren, Boyd, Brothers, D'Antoni and Quin had credited service in the combined plans of 24, 17, 29, 25 and 26 years, respectively.

 Supplemental Early Retirement Plan

  The Supplemental Early Retirement Plan (the "SERP") allows eligible employees to retire prior to age 65. The maximum annual benefit payable under the SERP is an amount equal to 50% of the final average annual compensation the employee received during the highest 36 months of his or her final 60 months of employment. Annual compensation includes salary plus incentive compensation awards. The amount paid under the SERP is reduced by any other payments made under Ashland's qualified and nonqualified pension plans.

  At the discretion of the Personnel and Compensation Committee, an individual may receive a SERP retirement benefit in a lump-sum distribution. An employee approved under the SERP may defer payment of all or a part of the lump sum, through the Employees' Deferral Plan. The retirement benefit received as a lump sum is equal to the actuarial present value of all expected future payments calculated under assumptions, including the interest rate, prescribed by the Personnel and Compensation Committee.

  In addition, the amounts paid out under the SERP are reduced by the actuarial value of 50% of the value of a participant's LESOP account and the actuarial value of 50% of any shares forfeited under the LESOP because of limitations imposed by the Code.

  Mr. Chellgren is currently eligible to participate in the SERP. The estimated lump-sum value of the retirement benefit under the SERP to Mr. Chellgren, assuming retirement at age 62, is $5,126,006. Mr. Brothers, who retired effective September 30, 1999, was also approved for participation in the SERP. The lump-sum payment to Mr. Brothers under the SERP at his retirement age of 58 and 10 months was $2,823,114.

  Upon a "change in control" of Ashland (as defined in the SERP), eligible employees may, at their election, retire at an earlier age pursuant to the SERP. The SERP provides that eligible employees who retire under the terms of the SERP upon a "change in control" will have their age and service enhanced for purposes of computing their SERP benefit. Ashland normally enters into consulting agreements with its retiring employees who participate in the SERP. Under these agreements, a retiring employee receives payment of a mutually agreed per diem compensation for services rendered to Ashland.

Estate Enhancement Program

  On September 16, 1999, the Board of Directors adopted an Estate Enhancement Plan for the benefit of Ashland's executive officers and non-employee directors. Pursuant to this plan, a participant may elect to enter into a split-dollar life insurance arrangement with Ashland in exchange for existing deferred compensation and/or future compensation. If the participant so elects, Ashland will acquire a life insurance policy on the life of the participant and will pay premiums in an amount no greater than the participant's foregone compensation. Upon the death of the participant, or the "last to die" in the case of a joint policy, Ashland will receive the greater of the policy's cash surrender value or the cumulative premiums paid under the policy and the participant's beneficiary will receive the excess, if any, of the policy's death benefit over the amount received by Ashland. There were no participants in the Estate Enhancement Plan as of September 30, 1999.

Executive Employment Agreements and Other Arrangements

  The executive officers listed in this Proxy Statement, as well as certain other executive officers, have employment agreements with Ashland that provide for the continuation for a period of two years of their highest salary during the prior two fiscal years preceding their termination by Ashland without cause. If they are terminated without cause, or if they resign for good reason, within two years after a change in control of Ashland, they would receive a payment equal to three times the highest of their annual compensation, including incentive compensation, during the prior three fiscal years preceding the change in control. In addition, certain benefits continue for periods up to three years depending on the benefit. The terms "cause," "good reason" and "change in control" are defined in the agreements.

  In connection with the retirement of Mr. Brothers, Ashland has entered into a consulting agreement providing for Mr. Brothers' services for a period of two years, effective October 1, 1999, at a fee of $8,000 per month plus expenses. In the event that Mr. Brothers performs more than 48 days of service during the fiscal year, Ashland will pay an additional $2,000 per day.

                    FIVE YEAR TOTAL RETURN PERFORMANCE GRAPH

  The following graph compares Ashland's five-year cumulative total shareholder return with the cumulative total return of the Standard & Poor's 500 index and a peer group of companies. The cumulative total shareholder return for each of these groups assumes the reinvestment of dividends.

                 COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
                    ASHLAND, S&P 500 INDEX AND PEER GROUP


                        [PERFORMANCE GRAPH APPEARS HERE]


                      1994    1995     1996     1997     1998    1999
                    -------  -------  -------  -------  ------- -------
Ashland               100      97      119      167      145     109
S&P 500               100     130      156      219      239     305
Peer Group            100     107      127      194      159     170

  The peer group includes representative companies from the four industries in which Ashland primarily competes: petroleum refining and marketing, specialty chemical production and distribution, motor oil and car care products, and highway construction. The annual returns for the companies in each of the following portfolios have been weighted by their respective beginning-of-year market capitalization:

  . Petroleum Refining and Marketing Portfolio: Holly Corporation; Sun
    Company, Inc.; Tesoro Petroleum Corporation; Tosco Corporation; Ultramar Diamond Shamrock; and Valero Energy Corporation.

  . Specialty Chemical Production and Distribution Portfolio: Air Products &
    Chemicals, Inc.; Dow Chemical; E.I. DuPont de Nemours & Co., Inc.; Eastman Chemical Company; Praxair, Inc.; Rohm & Haas Company; and Union Carbide Corporation.

  . Motor Oil and Car Care Products Portfolio: Pennzoil-Quaker State Company.

  . Highway Construction Portfolio: Florida Rock Industries and Granite
    Construction, Inc.

  Each portfolio is then weighted to reflect Ashland's annual invested capital in each of these lines of business with the annual return for the peer group represented by the sum of these weighted portfolios.

                                 MISCELLANEOUS

  Personnel and Compensation Committee Interlocks and Insider Participation. The members of the Personnel and Compensation Committee for fiscal 1999 were Frank C. Carlucci (Chairman), James B. Farley, Mannie L. Jackson, Patrick F. Noonan and W. L. Rouse, Jr. There were no impermissible interlocks or inside directors on the Personnel and Compensation Committee.

  Business Relationships. During fiscal 1999, the firm of Cravath, Swaine & Moore, of which Mr. Butler is a member, was paid for legal services rendered to Ashland and certain of its subsidiaries.

  Section 16(a) Beneficial Ownership Reporting Compliance. Ashland believes that during fiscal 1999 its executive officers and directors have complied with
Section 16(a) of the Securities Exchange Act of 1934, and the rules and regulations adopted thereunder with the exception of one late report. Mr. Peter
M. Bokach inadvertently omitted to report on his initial Form 3 report the ownership of 2,730 shares of Ashland Common Stock (held in street name) and 610 shares of Ashland Common Stock held by his son (of which Mr. Bokach disclaims beneficial ownership). The omission was promptly corrected by Mr. Bokach's voluntary filing of an amended Form 3 report.

  Proxy Solicitation Costs. Ashland is soliciting the proxies being solicited by this Proxy Statement. All costs of soliciting proxies, including the cost of preparing and mailing this Proxy Statement and the accompanying material, will be borne by Ashland. Expenses associated with this solicitation may also include charges and expenses of banks, brokerage houses and other custodians, nominees or fiduciaries for forwarding proxies and proxy materials to beneficial owners of shares. Solicitations may be made by mail, telephone, telegraph, telex, facsimile, electronic means and personal interview, and by officers and employees of Ashland, who will not be additionally compensated for such activity. Ashland has arranged for the services of Morrow & Co., Inc. to assist in the solicitation of proxies. Morrow's fees will be paid by Ashland and are estimated at $35,000, excluding out-of-pocket expenses.

  Shareholder Proposals for the 2001 Annual Meeting. Shareholders interested in presenting a proposal for consideration at Ashland's Annual Meeting in 2001 may do so by following the procedures prescribed in Rule 14a-8 of the Securities Exchange Act of 1934 and Ashland's By-laws. To be eligible for inclusion in the Proxy Statement for the 2001 Annual Meeting, shareholder proposals must be received by Ashland's Corporate Secretary no later than August 12, 2000.

  Ashland's By-laws provide that a shareholder must provide Ashland with written notice of a matter he or she wishes to bring before an annual meeting at least 90 days in advance of the meeting, if the meeting is held no earlier than the last Thursday in January. If the meeting is held earlier, the shareholder must provide Ashland with written notice within 10 days after the first public disclosure of the date of the meeting. The first public disclosure of that date may be a public filing with the SEC. Such notice must set forth as to each matter the shareholder proposes to bring before the annual meeting:

  . a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting and, in the event that such business includes a proposal to amend either the Second Restated Articles of Incorporation or By-laws of Ashland, the language of the proposed amendment;

  . the name and address of the shareholder proposing such business;

  . a representation that the shareholder is a holder of record of Ashland
    Common Stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business;

  . any material interest of the shareholder in such business; and

  . a representation as to whether or not the shareholder will solicit proxies in support of the proposal.

  The By-laws further provide that no business shall be conducted at any annual meeting except in accordance with the foregoing procedures and that the chairman of any such meeting may refuse to permit any business to be brought before an annual meeting without compliance with the foregoing procedures.

  Other Matters. As of the date of this Proxy Statement, Ashland does not know of any business to be presented for consideration at the Annual Meeting, other than the items referred to in this Proxy Statement. In the event that any additional matter is properly brought before the meeting for shareholder action, properly voted proxies will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such recommendation, in accordance with the judgment of the proxy holder.

  Please vote by telephone or Internet as described in the enclosed proxy card or fill in, sign and date the proxy card and return it in the accompanying prepaid envelope. If you attend the Annual Meeting and wish to vote your shares in person, you may do so. Your cooperation in giving this matter your prompt attention will be appreciated.

                                            RICHARD P. THOMAS
                                          Vice President and Secretary

Covington, Kentucky
December 10, 1999

                                   EXHIBIT A

                          ASHLAND INC. INCENTIVE PLAN

SECTION 1. PURPOSE

  The purpose of the Ashland Inc. Incentive Plan is to promote the interests of Ashland Inc. and its shareholders by providing incentives to its directors, officers and employees. Accordingly, the Company may grant to selected officers and employees Restricted Stock, Incentive Awards, Performance Unit Awards and Merit Awards in an effort to attract and retain in its employ qualified individuals and to provide such individuals with incentives to continue service with the Company, devote their best efforts to the Company and improve the Company's economic performance, thus enhancing the value of the Company for the benefit of shareholders. The Plan also provides an incentive for qualified persons, who are not officers or employees of the Company, to serve on the Board of Directors of the Company and to continue to work for the best interests of the Company by rewarding such persons with an automatic grant of Restricted Stock of the Company.

SECTION 2. DEFINITIONS

  (A) "Agreement" shall mean a written agreement setting forth the terms of an Award, to be entered into at the Company's discretion.

  (B) "Award" shall mean an Incentive Award, a Performance Unit Award, a Restricted Stock Award or a Merit Award, in each case granted under this Plan.

  (C) "Beneficiary" shall mean the person, persons, trust or trusts designated by a Participant or Outside Director or if no designation has been made, the person, persons, trust, or trusts entitled by will or the laws of descent and distribution to receive the benefits specified under this Plan in the event of a Participant's or Outside Director's death.

  (D) "Board" shall mean the Board of Directors of the Company or its designee.

  (E) "Change in Control" shall be deemed to occur (1) upon approval of the shareholders of the Company (or if such approval is not required, upon the approval of the Board) of (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of Common Stock would be converted into cash, securities or other property other than a merger in which the holders of Common Stock immediately prior to the merger will have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, (B) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company, or (C) adoption of any plan or proposal for the liquidation or dissolution of the Company, (2) when any person (as defined in Section 3(a)(9) or 13(d) of the Exchange Act), other than the Company or any Subsidiary or employee benefit plan or trust maintained by the Company, shall become the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 15% of the Company's Common Stock outstanding at the time, without the approval of the Board, or (3) at any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board shall cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the Company's shareholders of each new director during such two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such two-year period.

  (F) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

  (G) "Committee" shall mean the Personnel and Compensation Committee of the Board, as from time to time constituted, or any successor committee of the Board with similar functions, which shall consist of three or more members, each of whom shall be a Non-Employee Director and an outside director as defined in the regulations issued under Section 162(m) of the Code, or its designee.

  (H) "Common Stock" shall mean the Common Stock of the Company ($1.00 par value), subject to adjustment pursuant to Section 13.

  (I) "Company" shall mean, collectively, Ashland Inc. and its Subsidiaries.

  (J) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

  (K) "Fair Market Value" shall mean the price of the Common Stock as reported on the Composite Tape of the New York Stock Exchange on the date and at the time selected by the Company or as otherwise provided in the Plan.

  (L) "Incentive Award" shall mean an award made pursuant to Section 7, the payment of which is contingent upon the achievement of the Performance Goals for the particular Performance Period.

  (M) "Merit Award" shall mean an award of Common Stock issued pursuant to
Section 9 of the Plan.

  (N) "Non-Employee Director" shall mean a non-employee director within the meaning of applicable regulatory requirements, including those promulgated under Section 16 of the Exchange Act.

  (O) "Outside Director" shall mean a director of the Company who is not also an employee of the Company.

  (P) "Participant" shall mean a regular, full-time or part-time employee of the Company as selected by the Committee to receive an Award under the Plan.

  (Q) "Performance Goals" shall mean performance goals as may be established in writing by the Committee which may be based on earnings, stock price, return on equity, return on investment, total return to shareholders, economic profit, debt rating or achievement of business, financial or operational goals. Such goals may be absolute in their terms or measured against or in relation to other companies comparably or otherwise situated. Such performance goals may be particular to a Participant or the division or other unit in which the Participant works and/or may be based on the performance of the Company generally.

  (R) "Performance Period" shall mean the period designated by the Committee during which the performance objectives shall be measured.

  (S) "Performance Unit Award" shall mean an award made pursuant to Section 8, the payment of which is contingent upon the achievement of the Performance Goals for the particular Performance Period.

  (T) "Personal Representative" shall mean the person or persons who, upon the disability or incompetence of a Participant or Outside Director, shall have acquired on behalf of the Participant or Outside Director by legal proceeding or otherwise the right to receive the benefits specified in this Plan.

  (U) "Plan" shall mean this Ashland Inc. Incentive Plan.

  (V) "Restricted Period" shall mean the period designated by the Committee during which Restricted Stock may not be sold, assigned, transferred, pledged, or otherwise encumbered, which period in the case of Participants shall not be less than one year from the date of grant (unless otherwise directed by the Committee), and in the case of Outside Directors is the period set forth in subsection (B) of Section 6.

  (W) "Restricted Stock" shall mean those shares of Common Stock issued pursuant to a Restricted Stock Award which are subject to the restrictions, terms, and conditions set forth in the related Agreement, if any.

  (X) "Restricted Stock Award" shall mean an Award of Restricted Stock pursuant to Section 6 of the Plan.

  (Y) "Retained Distributions" shall mean any securities or other property (other than regular cash dividends) distributed by the Company in respect of Restricted Stock during any Restricted Period.

  (Z) "Retirement" shall mean retirement of a Participant from the employ of the Company at any time as described in the Ashland Inc. and Affiliates Pension Plan or in any successor pension plan, as from time to time in effect.

  (AA) "Subsidiary" shall mean any present or future subsidiary corporations, as defined in Section 424 of the Code, of the Company.

  (BB) "Tax Date" shall mean the date the withholding tax obligation arises with respect to an Award.

SECTION 3. STOCK SUBJECT TO THE PLAN

  There will be reserved for issuance under the Plan an aggregate of 2,000,000 shares of Ashland Common Stock, par value $1.00 per share; provided, however, that of such shares only 500,000 shares in the aggregate shall be available for Restricted Stock and Merit Awards. Such shares shall be authorized but unissued shares of Common Stock. If any Award under the Plan shall expire or terminate for any reason without having been earned or vested in full, or if any Award shall be forfeited or deferred, the shares subject to the unearned, forfeited or deferred portion of such Award shall again be available for the purposes of the Plan.

SECTION 4. ADMINISTRATION

  The Plan shall be administered by the Committee. The Committee shall have no authority regarding the granting of Restricted Stock to Outside Directors, as such grants are fixed pursuant to subsection (B) of Section 6 of the Plan.

  In addition to any implied powers and duties that may be needed to carry out the provisions of the Plan, the Committee shall have all the powers vested in it by the terms of the Plan, including exclusive authority (except as to Restricted Stock Awards granted to Outside Directors) to select the employees to be granted Awards under the Plan, to determine the type, size and terms of the Awards to be made to each Participant selected, to determine the time when Awards will be granted, and to prescribe the form of the Agreements embodying Awards made under the Plan. Subject to the provisions of the Plan specifically governing Restricted Stock Awards granted or to be granted to Outside Directors pursuant to Subsection (B) of Section 6 herein, the Committee shall be authorized to interpret the Plan and the Awards granted under the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, to make any other determinations which it believes necessary or advisable for the administration of the Plan, and to correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent the Committee deems desirable to carry it into effect. Any decision of the Committee in the administration of the Plan, as described herein, shall be final and conclusive.

SECTION 5. ELIGIBILITY

  Awards may only be granted (i) to regular full-time or part-time employees of the Company, or (ii) as expressly provided in subsection (B) of Section 6 of the Plan, to individuals who are duly elected Outside Directors of the Company.

SECTION 6. RESTRICTED STOCK AWARDS

A. Awards to Employees

  The Committee may make a Restricted Stock Award to selected Participants, which Restricted Stock Awards may, at the Company's discretion and as directed by the Committee, be evidenced by an Agreement which shall contain such terms and conditions as the Committee, in its sole discretion, may determine. The amount of each Restricted Stock Award and the respective terms and conditions of such Award (which terms and conditions need not be the same in each case) shall be determined by the Committee in its sole discretion. As a condition to any Restricted Stock Award hereunder, the Committee may require a Participant to pay to the Company a non-refundable amount equal to, or in excess of, the par value of the shares of the Restricted Stock Award. Subject to the terms and conditions of each Restricted Stock Award, the Participant, as the owner of the Common Stock issued as Restricted Stock, shall have all rights of a shareholder including, but not limited to, voting rights as to such Common Stock and the right to receive dividends thereon when, as and if paid.

  Unless otherwise determined and directed by the Committee, in the event that a Restricted Stock Award has been made to a Participant whose employment or service is subsequently terminated for any reason prior to the lapse of all restrictions thereon, such Restricted Stock will be forfeited in its entirety by such Participant.

B. Awards to Outside Directors

  During the term of the Plan, each person who is hereafter duly appointed or elected as an Outside Director and who does not receive an award under the Ashland Inc. 1997 Stock Incentive Plan shall be granted, effective on the date of his or her appointment or election to the Board, a Restricted Stock Award of 1,000 shares. All Awards under this subsection (B) are subject to the limitation on the number of shares of Common Stock available pursuant to
Section 3 and to the terms and conditions set forth in this subsection (B) and subsection (C) below.

  As a condition to any Restricted Stock Award hereunder, the Outside Director may be required to pay to the Company a non-refundable amount equal to the par value of the shares of the Restricted Stock Award. Upon the granting of the Restricted Stock Award, such Outside Director shall be entitled to all rights incident to ownership of Common Stock of the Company with respect to his or her Restricted Stock, including, but not limited to, the right to vote such shares of Restricted Stock and to receive dividends thereon when, as and if paid; provided, however, that subject to subsection (C) hereof, in no case may any shares of Restricted Stock granted to an Outside Director be sold, assigned, transferred, pledged, or otherwise encumbered during the Restricted Period which shall not lapse until the earlier to occur of the following: (i) retirement from the Board at age 70, (ii) the death or disability of such Outside Director, (iii) a 50% change in the beneficial ownership of the Company as defined in Rule 13d-3 under the Exchange Act, or (iv) voluntary early retirement to take a position in governmental service. Unless otherwise determined and directed by the Committee on Directors, in the case of voluntary resignation or other termination of service of an Outside Director prior to the occurrence of any of the events described in the preceding sentence, any Restricted Stock Award made pursuant to this subsection (B) will be forfeited by such Outside Director. As used herein, a director shall be deemed disabled when he or she is unable to attend to his or her duties and responsibilities as a member of the Board because of incapacity due to physical or mental illness.

C. Transferability

  Subject to subsection (B) of Section 15 hereof, Restricted Stock may not be sold, assigned, transferred, pledged, or otherwise encumbered during a Restricted Period, which, in the case of Participants, shall be determined by the Committee and, unless otherwise determined by the Committee, shall not be less than one year from the date of the Restricted Stock Award, and, in the case of Outside Directors, shall be determined in accordance with subsection
(B) of this Section 6. The Committee may, at any time, reduce the Restricted Period with respect to any outstanding shares of a Restricted Stock Award, but, unless otherwise determined by the Committee, such Restricted Period shall not be less than one year.

  During the Restricted Period, certificates representing the Restricted Stock and any Retained Distributions shall be registered in the recipient's name and bear a restrictive legend to the effect that ownership of such Restricted Stock (and any such Retained Distributions), and the enjoyment of all rights appurtenant thereto are subject to the restrictions, terms, and conditions provided in the Plan and the applicable Agreement, if any. Such certificates shall be deposited by the recipient with the Company, together with stock powers or other instruments of assignment, each endorsed in blank, which will permit transfer to the Company of all or any portion of the Restricted Stock and any securities constituting Retained Distributions which shall be forfeited in accordance with the Plan and the applicable Agreement, if any. Restricted Stock shall constitute issued and outstanding shares of Common Stock for all corporate purposes, with the exception that (i) the recipient will not be entitled to delivery of the stock certificates representing such Restricted Stock until the restrictions applicable thereto shall have expired; (ii) the Company will retain custody of all Retained Distributions made or declared with respect to the Restricted Stock (and such Retained Distributions will be subject to the same restrictions, terms and conditions as are applicable to the Restricted Stock) until such time, if ever, as the Restricted Stock with respect to which such Retained Distributions shall have been made, paid, or declared shall have become vested, and such Retained Distributions shall not bear interest or be segregated in separate accounts; (iii) subject to subsection (B) of Section 15 hereof, the recipient may not sell, assign, transfer, pledge, exchange, encumber, or dispose of the Restricted Stock or any Retained Distributions during the Restricted Period; and (iv) unless otherwise determined and directed by the Committee, a breach of any restrictions, terms, or conditions provided in the Plan or established by the Committee with respect to any Restricted Stock or Retained Distributions will cause a forfeiture of such Restricted Stock and any Retained Distributions with respect thereto.

SECTION 7. INCENTIVE AWARDS

  (A) Any Participant may receive one or more Incentive Awards as the Committee shall from time to time determine.

  (B) No later than 120 days (90 days for those Participants subject to the limitations of Code Section 162(m)) after the commencement of each Performance Period, the Committee shall establish in writing one or more Performance Goals that must be reached by a Participant in order to receive an Incentive Award for such Performance Period. Except with respect to Participants subject to the limitations of Code Section 162(m), the Committee shall have the discretion to later revise the Performance Goals and the amount to be paid out upon the attainment of these goals for any reason including the reflection of promotions, transfers or other changes in a Participant's employment so long as such changes are consistent with the Performance Goals established for other Participants in the same or similar positions. Performance Goals established for Participants subject to Code
Section 162(m) may only be adjusted to reduce or eliminate the amount of compensation otherwise payable upon attainment of the Performance Goals.

  (C) The target Incentive Award is a fixed percentage of the Participant's Base Salary paid during the year. The maximum Incentive Award is 200% of the target Incentive Award. No Incentive Award shall exceed three million dollars ($3,000,000).

  (D) Payment of Incentive Awards shall be made on a date or dates fixed by the Committee. Payment may be made in one or more installments and may be made wholly in cash, wholly in shares of Common Stock or a combination thereof as determined by the Committee.

  If payment of an Incentive Award shall be made all or partially in shares of Common Stock, the number of shares of Common Stock to be delivered to a Participant on any payment date shall be determined by dividing (x) the original dollar amount to be paid on the payment date (or the part thereof determined by the Committee to be delivered in shares of such Incentive Award) by (y) the Fair Market Value on the date the Board approves the Committee's decision to pay an Incentive Award or such other date as the Board shall determine.

  (E) Unless otherwise determined and directed by the Committee, an Incentive Award shall terminate if the Participant does not remain continuously employed and in good standing with the Company until the date of payment of such Award. Unless otherwise determined and directed by the Committee, in the event a Participant's employment is terminated because of death, disability or retirement, the Participant (or his or her beneficiaries or estate) shall receive the prorated portion of the payment of an Incentive Award for which the Participant would have otherwise been eligible based upon the portion of the Performance Period during which he or she was so employed so long as the Performance Goals are subsequently achieved.

SECTION 8. PERFORMANCE UNIT AWARDS

  (A) Any Participant may receive one or more Performance Unit Awards as the Committee shall from time to time determine.

  (B) The Performance Goals and Performance Period applicable to a Performance Unit Award shall be set forth in writing by the Committee no later than 120 days (90 days for those Participants subject to the limitations imposed by Code
Section 162(m)) after the commencement of the Performance Period. Except with respect to Participants subject to the limitations of Code Section 162(m), the Committee shall have the discretion to later revise the Performance Goals and the amount to be paid out upon the attainment of these goals for any reason including the reflection of promotions, transfers or other changes in a Participant's employment so long as such changes are consistent with the Performance Goals established for other Participants in the same or similar positions. Goals established for Participants subject to Code Section 162(m) may only be adjusted to reduce or eliminate the amount of compensation otherwise payable upon attainment of the Performance Goals.

  (C) Each Performance Unit Award shall be established in dollars or shares of Common Stock, or a combination of both, as determined by the Committee. The original amount of any Performance Unit Award shall not exceed 400% of the Participant's then annual base salary and the original amount of any Performance Unit Award shall not exceed five million dollars ($5,000,000). In determining the amount of any Performance Unit Award made, in whole or in part, in shares of Common Stock, the value thereof shall be based on the Fair Market Value on the first day of the Performance Period or on such other date as the Board shall determine.

  (D) Unless otherwise determined and directed by the Committee, a Performance Unit Award shall terminate for all purposes if the Participant does not remain continuously employed and in good standing with the Company until payment of such Performance Unit Award. Unless otherwise determined and directed by the Committee, a Participant (or his or her beneficiaries or estate) whose employment was terminated because of death, disability or retirement will receive a prorated portion of the payment of his or her award based upon the portion of the Performance Period during which he or she was so employed so long as the Performance Goals are subsequently achieved.

  (E) Payment with respect to Performance Unit Awards will be made to Participants on a date or dates fixed by the Committee. The amount of such payment shall be determined by the Committee and shall be based on the original amount of such Performance Unit Award adjusted to reflect the attainment of the Performance Goals during the Performance Period. Payment may be made in one or more installments and may be made wholly in cash, wholly in shares of Common Stock or a combination thereof as determined by the Committee.

  If payment of a Performance Unit Award established in dollars is to be made in shares of Common Stock or partly in such shares, the number of shares of Common Stock to be delivered to a Participant on any payment date shall be determined by dividing (x) the amount payable by (y) the Fair Market Value on the date the Board approves the Committee's decision to pay the Performance Unit Award or on such other date as the Board shall determine.

  If payment of a Performance Unit Award established in shares of Common Stock is to be made in cash or partly in cash, the amount of cash to be paid to a Participant on any payment date shall be determined by multiplying (x) the number of shares of Common Stock to be paid in cash on such payment date with respect to such Performance Unit Award, by (y) the Fair Market Value on the date the Board approves the Committee's decision to pay the Performance Unit Award or on such other date as the Board shall determine. Any payment may be subject to such restrictions and conditions as the Committee may determine.

SECTION 9. MERIT AWARDS

  Any Participant may receive a Merit Award of Common Stock under the Plan for such reasons and in such amounts as the Committee may from time to time determine. As a condition to any such Merit Award, the Committee may require a Participant to pay to the Company a non-refundable amount equal to, or in excess of, the par value of the shares of Common Stock awarded to him or her.

SECTION 10. CONTINUED EMPLOYMENT

  Nothing in the Plan, or in any Award granted pursuant to the Plan, shall confer on any individual any right to continue in the employment of, or service to, the Company or interfere in any way with the right of the Company to terminate the Participant's employment at any time.

SECTION 11. CHANGE IN CONTROL

  (A) Any Restricted Stock Award shall become fully vested from and after the date of a Change in Control for the full number of awarded shares less such number as may have been theretofore acquired under the Award.

  (B) Upon a Change in Control, there shall be an acceleration of any Performance Period relating to any Incentive Award, and payment of any Incentive Award shall be made in cash as soon as practicable after such Change in Control based upon achievement of the Performance Goals applicable to such Award up to the date of the Change in Control. Further, the Company's obligation with respect to such Incentive Award shall be assumed, or new obligations substituted therefor, by the acquiring or surviving corporation after such Change in Control. In addition, prior to the date of such Change in Control, the Committee, in its sole judgment, may make adjustments to any Incentive Award as may be appropriate to reflect such Change in Control.

  (C) Upon a Change in Control, there shall be an acceleration of any Performance Period relating to any Performance Unit Award, and payment of any Performance Unit Award shall be made in cash as soon as practicable after such Change in Control based upon achievement of the Performance Goals applicable to such Performance Unit Award up to the date of the Change in Control. If such Performance Unit Award was established in shares of Common Stock, the amount of cash to be paid to a Participant with respect to the Performance Unit Award shall be determined by multiplying (x) the number of shares of Common Stock relating to such Performance Unit Award, by (y) the Fair Market Value on the date of the Change in Control. Further, the Company's obligation with respect to such Performance Unit Award shall be assumed, or new obligations substituted therefor, by the acquiring or surviving corporation after such Change in Control. In addition, prior to the date of such Change in Control, the Committee, in its sole judgment, may make adjustments to any Performance Unit Award as may be appropriate to reflect such Change in Control.

SECTION 12. WITHHOLDING TAXES

  Federal, state or local law may require the withholding of taxes applicable to gains resulting from the payment or vesting of an Award. Unless otherwise prohibited by the Committee, each Participant may satisfy any such tax withholding obligation by any of the following means, or by a combination of such means: (i) a cash payment, (ii) authorizing the Company to withhold from the shares of Common Stock otherwise issuable to the Participant pursuant to the vesting of an Award a number of shares having a Fair Market Value, as of the Tax Date, which will satisfy the amount of the withholding tax obligation, or (iii) by delivery to the Company of a number of shares of Common Stock having a Fair Market Value as of the Tax Date which will satisfy the amount of the withholding tax obligation arising from the vesting of an Award. A Participant's election to pay the withholding tax obligation by (ii) or (iii) above must be made on or before the Tax Date, is irrevocable, is subject to such rules as the Committee may adopt, and may be disapproved by the Committee. If the amount requested is not paid, the Committee may refuse to issue Common Stock under the Plan.

SECTION 13. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

  In the event of any change in the outstanding Common Stock of the Company by reason of any stock split, stock dividend, recapitalization, merger, consolidation, reorganization, combination, or exchange of shares, split-up, split-off, spin-off, liquidation or other similar change in capitalization, or any distribution to common stockholders other than cash dividends, the number or kind of shares that may be issued under the Plan pursuant to Section 3 and the number or kind of shares subject to, or the price per share under any outstanding Award shall be automatically adjusted so that the proportionate interest of the Participant or Outside Director shall be maintained as before the occurrence of such event. Such adjustment shall be conclusive and binding for all purposes of the Plan.

SECTION 14. AMENDMENT AND TERMINATIONS

  The Committee may amend, alter or terminate this Plan at any time without the prior approval of the Board; provided, however, that (i) the Committee may not, without approval by the Board and the shareholders, materially increase the benefits provided to Participants under the Plan and (ii) any amendment with respect to Restricted Stock granted to Outside Directors must be approved by the full Board.

  Termination of the Plan shall not affect any Awards made hereunder which are outstanding on the date of termination and such Awards shall continue to be subject to the terms of the Plan notwithstanding its termination.

SECTION 15. MISCELLANEOUS PROVISIONS

  (A) Except as to Awards to Outside Directors, no Participant or other person shall have any claim or right to be granted an Award under the Plan.

  (B) A Participant's or Outside Director's rights and interest under the Plan may not be assigned or transferred in whole or in part, either directly or by operation of law or otherwise (except in the event of a Participant's or Outside Director's death, by will or the laws of descent and distribution), including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner, and no such right or interest of any Participant or Outside Director in the Plan shall be subject to any obligation or liability of such individual; provided, however, that a Participant's or Outside Director's rights and interest under the Plan may, subject to the discretion and direction of the Committee, be made transferable by such Participant or Outside Director during his or her lifetime. Except as specified in Section 6, the holder of an Award shall have none of the rights of a shareholder until the shares subject thereto shall have been registered in the name of the person receiving or person or persons exercising the Award on the transfer books of the Company.

  (C) No Common Stock shall be issued hereunder unless counsel for the Company shall be satisfied that such issuance will be in compliance with applicable Federal, state, and other securities laws.

  (D) The expenses of the Plan shall be borne by the Company.

  (E) By accepting any Award under the Plan, each Participant and Outside Director and each Personal Representative or Beneficiary claiming under or through him or her shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, any action taken under the Plan by the Company, the Board, the Committee or the Committee on Directors.

  (F) Awards granted under the Plan shall be binding upon the Company, its successors, and assigns.

  (G) Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required.

  (H) Each Participant shall be deemed to have been granted any Award on the date the Committee took action to grant such Award under the Plan or such date as the Committee in its sole discretion shall determine at the time such grant is authorized.

SECTION 16. EFFECTIVENESS OF THE PLAN

  The Plan shall be submitted to the shareholders of the Company for their approval and adoption on January 27, 2000, or such other date fixed for the next meeting of shareholders or any adjournment or postponement thereof. The Plan shall not be effective and no Award shall be made hereunder unless and until the Plan has been adopted at a meeting of the Company's shareholders.

SECTION 17. GOVERNING LAW

  The provisions of this Plan shall be interpreted and construed in accordance with the laws of the Commonwealth of Kentucky.

                                 ASHLAND INC.
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY [X]

[                                                                              ]

--------------------------------------------------------------------------------
[ ] To vote for ITEMS 1-5 as RECOMMENDED BY THE BOARD OF DIRECTORS, mark this box, sign, date and return the Proxy.
--------------------------------------------------------------------------------

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR                           FOR ALL
                                         ---                           (Except
                                                                      Nominee(s)
                                                    FOR    WITHHOLD    written
1. Election of directors-                           ALL      ALL        below)
   Nominees are: Class II:  01-Paul W. Chellgren
                            02-Patrick F. Noonan    [ ]      [ ]         [ ]
                            03-Jane C. Pfeiffer
                 Class III: 04-Theodore M. Solso
2. Ratification of Ernst & Young LLP as             FOR    AGAINST     ABSTAIN
   independent auditors for fiscal 2000.            [ ]      [ ]         [ ]

3. Approval of the Ashland Inc. Incentive Plan.     [ ]      [ ]         [ ]


Shares represented by this proxy will be voted as directed by the shareholder. If no such choice is specified, the proxy will be voted FOR proposals 1, 2, and 3 and AGAINST proposals 4 and 5.

CONTROL NUMBER


THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST    FOR     AGAINST    ABSTAIN
                                         -------
4. A shareholder proposal to spin off Ashland       [ ]       [ ]        [ ]
   Distribution, Ashland Specialty Chemical, APAC and Valvoline as separate companies.

5. A shareholder proposal recommending that the     [ ]       [ ]        [ ]
   Board of Directors engage the services of a nationally recognized investment banker to explore all alternatives to enhance the value of Ashland.

In their discretion the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Dated: _________________________________________________________________________

Signature(s) ___________________________________________________________________

________________________________________________________________________________
Please date and sign exactly as your name or names appear(s) hereon. For joint accounts, each owner should sign. When signing as an executor, administrator, trustee, guardian, etc., please give your full name and title.



        Dear Stockholder:

        Your vote is important. On the reverse side of this card are instructions on how to vote for the election of directors and all other proposals presented.


--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE



                            YOUR VOTE IS IMPORTANT.



           PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE






4842--Ashland Inc.

PROXY                             ASHLAND INC.                             PROXY


  THE SOLICITATION OF THIS PROXY IS MADE ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints PAUL W. CHELLGREN and RICHARD P. THOMAS, and each of them as proxies for the undersigned, with full power of substitution, to act and to vote all the shares of Ashland Inc. Common Stock held by the undersigned on November 22, 1999, at the annual meeting of shareholders to be held on January 27, 2000, or any adjournment thereof.

     IMPORTANT -- This Proxy must be signed and dated on the reverse side.





            NOW YOU CAN VOTE YOUR SHARES BY TELEPHONE OR INTERNET!
Ashland Inc. encourages you to take advantage of the new and convenient ways to vote your shares. If voting by proxy, this year you may vote by mail, or choose one of the two methods described below. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card. To vote by telephone or Internet, read the accompanying proxy statement and then follow these easy steps:

TO VOTE BY PHONE        Call toll free 1-800-542-1160 in the United States or
                        Canada any time on a touch tone telephone. There is NO
                        CHARGE to you for the call.

                        Enter the 6-digit Control Number located above.

                        Option #1:      To vote as the Board of Directors
                                        recommends on ALL proposals: Press 1.
                                        When asked, please confirm your vote by
                                        pressing 1.

                        Option #2:      If you choose to vote on each proposal
                                        separately, press 0 and follow the
                                        simple recorded instructions.

TO VOTE BY INTERNET     Go to the following website:
                        www.harrisbank.com/wproxy
                        Enter the information requested on your computer screen, including your 6-digit Control Number located above.
                        Follow the simple instructions on the screen.


  If you vote by telephone or the Internet, DO NOT mail back the proxy card.

                             THANK YOU FOR VOTING!
--------------------------------------------------------------------------------












4842--Ashland Inc.